Exhibit 99.2

Risks Related to Our Financial Condition and Capital Requirements
We have incurred significant losses and negative cash flows since our inception, and anticipate we will incur increased operating expenses in the second quarter of 2020 compared to the first quarter of 2020, and further increased expenses in future quarters, as well as continue to incur significant losses and negative cash flow for the foreseeable future.
We have incurred yearly losses and negative cash flows since our inception, including net losses of $80.0 million and $125.7 million for the years ended December 31, 2019 and 2018, respectively, and net losses of $19.1 million and $18.1 million for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, we had an accumulated deficit of $532.3 million. Negative cash flows from our operations are expected to continue for the foreseeable future. To date, we have devoted substantially all our financial resources to the development of PhexxiTM, EVO100 and our other product candidates, as well as providing general and administrative support for our operations. Our utilization of cash has historically been highly dependent on these development programs. In light of the recent FDA approval of Phexxi, going forward a significant portion of our costs will relate to the commercialization of Phexxi. In order to commercialize Phexxi, we plan to spend significant capital to ramp up our sales and commercialization efforts, including hiring and training our sales force, scaling up our manufacturing activities and infrastructure, implementing the Phexxi Concierge Experience, designing and implementing marketing campaigns including our digital and social media efforts, and creating and scaling a distribution network. Our cash expenses will also continue to be highly dependent on the product development programs we choose to pursue, including EVO100, the progress of these product development programs, the results of our preclinical and clinical trials, the cost, timing and outcomes of regulatory decisions regarding potential approval for our product candidates or any future product candidates we may choose to develop, and the terms and conditions of our contracts with service providers and any license partners.
To date, we have financed our operations primarily through the sale of equity securities and related-party funding. The amount of our future net losses will depend, in large part, on our ability to generate revenue from the sale of Phexxi, the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or grants which may be particularly challenging or impossible in light of market conditions, especially in light of the ongoing COVID-19 (defined below) pandemic. The commercialization and development of biopharmaceutical products involves a substantial degree of risk.
We expect to incur increased operating expenses in the second quarter of 2020 compared to the first quarter of 2020, and further increased expenses in future quarters, as well as continue to incur significant losses for the foreseeable future as we:

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incur sales, marketing, and distribution costs to commercialize Phexxi and any other product candidates for which we may obtain marketing approval, including our planned recruitment and training of approximately 50 to 60 salesforce consultants, build-out and implementation of the Phexxi Concierge Experience, Coming Soon campaign, media and digital campaigns, and contracted tele-detailing vendor costs;

•	incur costs associated with the commercial manufacturing of Phexxi and manufacturing of our product candidates, including increase manufacturing volumes by third parties;

•	continue the clinical development of EVO100 and our other product candidates;

•	advance our development programs into larger, more expensive clinical trials;

•	initiate additional preclinical studies and clinical trials for our product candidates or any product candidates we may choose to develop in the future;

•	seek regulatory and marketing approvals and reimbursement for our product candidates or any product candidates we may choose to develop in the future;

•	continue our efforts to identify, assess, acquire, and/or develop other product candidates;

•	make milestone, royalty or other payments under third-party license agreements;

•	seek to maintain, protect, and expand our intellectual property portfolio; and

•	seek to attract and retain skilled personnel.

Moreover, if our initial launch is successful, we may further augment our salesforce and incur additional costs associated with other marketing activities such as online and television advertising. In addition, should we experience any delays or encounter issues with the development and regulatory approval of our product candidates such as safety issues, clinical trial accrual delays and longer follow-up for planned trials, some of which may result in part due to the ongoing COVID-19 pandemic, we may incur significant additional expenses, including those in connection with necessary additional trials or supportive studies.
Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Due to the recurring losses, negative cash flows from operating activities since inception, and net working capital at December 31, 2019, the report of our independent registered public accountant on our financial statements as of and for the years ended December 31, 2019 and 2018 filed in our Annual Report on Form 10-K for the year ended December 31, 2019 included explanatory language describing the existence of substantial doubt about our ability to continue as a going concern. There have been no adjustments in our subsequent financial statements to reflect this uncertainty.
We have never generated any revenue from product sales and may never be profitable.
Our current business is substantially dependent on the commercial success of Phexxi. Despite the recent FDA approval of Phexxi, we have not yet generated any revenue from product sales or our commercialization efforts to date, and we may ultimately never achieve or sustain profitability. Our ability to generate revenue and achieve and sustain profitability depends on our ability, alone or with strategic collaborators, to successfully commercialize Phexxi and, to a lesser extent, to complete the development of, and obtain necessary regulatory and marketing approvals to commercialize EVO100 and our other current or future product candidates. We do not anticipate generating revenue from product sales from Phexxi until beginning in the second half of 2020. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including, but not limited to:

•	the rate and degree of market acceptance for Phexxi any other approved product candidates;

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the effectiveness of the launch and commercialization of Phexxi and any other approved product candidates, either directly or with a distributor, including the effectiveness of our anticipated salesforce, the Phexxi Concierge Experience, Coming Soon campaign, media and digital campaigns, and contracted tele-detailing vendor;

•	obtaining reimbursement and pricing for Phexxi and any other approved product candidates in amounts that support profitability;

•	successfully competing against alternative contraceptive products, including lower-priced generic products;

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manufacturing Phexxi and our other product candidates and establishing and maintaining supply and manufacturing relationships with third parties that are commercially feasible, as well as meeting applicable regulatory requirements and meeting our supply needs in sufficient quantities to meet market demand for Phexxi and the needs of our clinical trials;

•	our ability to adapt in a dynamic and challenging pandemic environment;

•	obtaining regulatory approval of Phexxi in territories outside of the United States and completing clinical development and obtaining regulatory approval for our product candidates, including EVO100;

•	protecting, maintaining and enforcing our intellectual property rights, including patents, trade secrets and know-how;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter; and

•	attracting, hiring and retaining qualified personnel.

If we are not able to generate sufficient revenue from product sales of Phexxi, that would materially and adversely affect our business, results of operations and financial condition, as well as increase our need to raise additional capital.

We must raise significant additional funds to finance our operations, including the commercialization of Phexxi and our development of EVO100, and to remain a going concern. If we are unable to raise such additional capital when needed or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our business initiatives.
We have incurred significant losses and negative cash flows since our inception, and our cash balance and the inadequacy of existing capital resources to fund our planned operations during the next 12 months will require that we obtain significant additional funding to finance our operations. As of May 22, 2020, we had cash and cash equivalents of approximately $15.3 million. We expect our operating expenses and net loss to increase in the second quarter of 2020 as compared to the first quarter of 2020, as well as in future quarters, in particular as we establish a sales, marketing and manufacturing infrastructure to commercialize Phexxi as well as seek to complete the development of EVO100 for the prevention of certain sexually transmitted infections (STIs).
Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to commercialize Phexxi or develop our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. For example, we are currently prohibited from raising additional debt financing without the consent of the holders of our outstanding convertible notes. Furthermore, as a result of the COVID-19 pandemic and actions taken to slow its spread, the global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive.
If we are unable to raise additional funds when needed or on acceptable terms, we may be unable to commercialize Phexxi as a contraceptive and continue the development of EVO100 for prevention of certain STIs, may be required to delay, scale back or eliminate some or all our other development programs and business initiatives, or may be forced to cease operations entirely. To the extent we raise additional capital through the sale of equity, convertible debt or other securities convertible into equity, the ownership interest of our stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect rights of our stockholders. Future debt financings, if available at all, would likely involve agreements with additional covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, making additional product acquisitions or declaring dividends. For risks related to additional funds raised pursuant to our existing Note and Warrant Purchase Agreement (defined below) in particular, see the related risk factor below. If we raise additional funds through strategic collaborations, alternative non-dilutive financing, such as royalty-based financing, or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates or future revenue streams or grant licenses on terms that are not favorable to us. Moreover, if we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.
We have certain obligations pursuant to the Note and Warrant Purchase Agreement that we entered into in April 2020, and our failure to comply with such obligations could have a material adverse effect on our business, financial condition or results of operations.
In April 2020, we and our wholly-owned domestic subsidiaries entered into a Securities Purchase and Security Agreement (the Note and Warrant Purchase Agreement) with certain institutional investors (the Note Purchasers) and their designated agent (the Designated Agent), pursuant to which we agreed to issue and sell to the Note Purchasers and the Note Purchasers agreed to purchase from us (i) convertible senior secured convertible promissory notes (the Notes) in an aggregate principal amount of up to $25.0 million (the Maximum Amount) and (ii) warrants to purchase shares of common stock (the Warrants, and together with the Notes, the Securities) in a private placement (the April 2020 Private Placement). Pursuant to the terms of the Note and Warrant Purchase Agreement, we issued and sold to the Note Purchasers and the Note Purchasers purchased from us $15.0 million of Notes at an initial closing in April 2020 (the Initial April 2020 Private Placement Closing). We may issue and sell to the Note Purchasers and the Note Purchasers may purchase from us up to an additional $10.0 million of Notes from time to time at the Note Purchasers’ discretion at any time prior to us receiving at least $100.0 million in aggregate gross proceeds from one or more future sales of equity securities for the principal purpose of raising capital, excluding issuance or conversion of the convertible promissory notes, exercise of the Warrants, and certain other limited exceptions.
Pursuant to the terms of the Note and Warrant Purchase Agreement, we are required to seek Nasdaq approval of the issuance of shares of common stock upon the conversion of the Notes and Warrants for purposes of complying with Nasdaq Listing Rules 5635(b) and 5635(d). Our inability to obtain stockholder approval within six months of the Initial April 2020 Private Placement Closing would constitute a repurchase event under the Note and Warrant Purchase Agreement and, as a result, the noteholders would have the option to require us to repurchase all or any portion of the Notes in cash. In such case, the repurchase price will equal 110% of the Outstanding Balance (as defined in the Note and Warrant Purchase Agreement) plus accrued and unpaid interest and payment of such repurchase price could materially and adversely impact our business, results of operations and financial condition.
In the event that any future conversion of the promissory notes or exercise of the Warrants, including Notes and Warrants issued up to the Maximum Amount, would result in the issuance of common stock that would either, without stockholder approval, (i) result in a change of control or (ii) result in the issuance of more than 20% of our outstanding common stock, we would, in lieu of issuing such shares above these thresholds, pursuant to the terms of the Note and Warrant Purchase Agreement, be obligated to pay the Note Purchasers an amount in cash equal to the fair market value of such shares of common stock that we were unable to issue. Depending on the fair market value of a share of our common stock at the time of conversion or exercise, this cash payment obligation could be significant and could materially and adversely affect our business, results of operations and financial condition, as well as increase our need to raise additional capital.
Further, our failure to make any of such cash payments would likely amount to an event of default under the Note and Warrant Purchase Agreement. Pursuant to the terms of the Note and Warrant Purchase Agreement, events of default also include, but are not limited to, a material breach of representations, failure to pay amounts payable as they become due, our failure to comply with our obligation to convert the Notes, certain defaults of indebtedness and failure to perform or observe, and in certain instances, cure, certain covenants, including, but not limited to, our ability to achieve cumulative net sales of Phexxi of at least $100.0 million by June 30, 2022, as well as to incur debt, merge or, declare dividends. If an event of default occurs, each Note Purchaser could elect, at its option, to require us to repurchase all or any portion of the Notes in cash at a repurchase price equal to the sum of (i) three times the sum of the outstanding balance, plus (ii) the aggregate value of future interest that would have accrued under the call principal amount from the period commencing on the date on which such amount is declared to be due and payable through the fifth anniversary of the Initial April 2020 Private Placement Closing. In the event that any such repurchase would be required, such repurchase would materially and adversely impact our business, results of operations and financial condition, as well as increase our need to raise additional capital.

Our business has been adversely affected and could be materially and adversely affected in the future by the ongoing COVID-19 pandemic.
Any outbreak of a contagious disease, such as the novel coronavirus, or other adverse public health developments, could have a material and adverse effect on our operations, results of operations and financial condition. In December 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2) (coronavirus), which causes coronavirus disease 2019 (COVID-19), surfaced in Wuhan, China and has reached multiple other regions and countries, including California where our primary office is located. The COVID-19 pandemic is evolving, and to date, has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures, as well as adverse impacts on healthcare resources, facilities and providers, in California, across the United States and in other countries. A number of healthcare systems have had to restructure operations to prioritize caring for COVID-19 patients and limit or cease other activities. The severe burden on healthcare systems caused by this pandemic has impaired the ability to diagnose and treat patients with non-COVID-19 related conditions and impaired the ability of many clinical research sites to start new studies, enroll new patients and monitor patients in clinical trials. The COVID-19 pandemic and government measures taken in response have had a significant impact, both direct and indirect, on businesses, commerce and commercial spending, as significant reductions in business related activities have occurred, unemployment has risen, supply chains have been disrupted, and certain manufacturing and clinical development activities have been curtailed or suspended. The ongoing COVID-19 pandemic continues to rapidly evolve. The extent to which COVID-19 will impact our operations or those of our third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, additional or modified government actions, new information that will emerge concerning the severity and impact of COVID-19 and the actions to contain COVID-19 or address its impact in the short and long-term, among others.
Our business is currently adversely affected by the COVID-19 pandemic. In response to the pandemic and in accordance with direction from state and local government authorities, we have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including temporarily requiring most employees to work remotely (which in turn increases the threat to our cyber security and data accessibility, and communication matters), suspending all non-essential travel worldwide for our employees. In addition, industry events and in-person work-related meetings have been cancelled, the continuation of which could adversely affect our business. Further, the COVID-19 pandemic has already affected and will likely continue to affect our planned commercialization activities for Phexxi. For example, in light of the COVID-19 pandemic, particularly the restrictions on physician interactions, we made the strategic decision to delay the commercial launch of Phexxi from June 2020 to September 2020, and may be required to further delay our launch as a result of the COVID-19 pandemic. These delays could adversely affect our business, negatively impacting our ability to generate revenue and increasing our need for additional capital. In light of the COVID-19 pandemic, we also made the decision reduce our target initial internal sales force from approximately 125 to between 50 and 60 sales consultants and rely more on telehealth for marketing, including the Phexxi Concierge Experience. Moreover, though we have not experienced a material adverse impact on our development programs to date resulting from the pandemic, this has been largely due to the stages in which our clinical programs have been during the pandemic. More significant impact may be seen as we actively engage in clinical activity during the pandemic, including our planned Phase 3 clinical trial of EVO100, especially if the pandemic worsens during critical periods of these activities.
As COVID-19 continues to affect individuals, businesses and industries, economies and markets around the globe, we may experience further issues stemming directly or indirectly from the pandemic, some of which could severely impact our business, results of operations and financial condition, including:

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delays, changes , challenges or disruptions in our business plans, including with respect to the anticipated commercial launch of Phexxi and the clinical development of EVO100 and our other product candidates;

•	sales and marketing challenges in connection with our commercialization of Phexxi;

•	reduced demand for Phexxi;

•	delays or difficulties in manufacturing Phexxi, particularly in commercial quantities;

•	challenges in obtaining adequate reimbursement for Phexxi;

•	delays or difficulties in obtaining the financing necessary to run our business, including commercializing Phexxi and undertaking Phase 3 clinical trials of EVO100;

•	delays or difficulties in enrolling patients in our clinical trials or drop-outs from our clinical trials;

•	delays or difficulties in clinical enrollment initiation, including in recruiting clinical site investigators and staff;

•	interruption of key clinical trial activities, such as clinical trial site monitoring;

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limitations on travel that could interrupt key clinical activities and trial activities, such as clinical trial site initiations and monitoring, domestic and international travel by employees, contractors or patients to clinical trial sites, including any government-imposed travel restrictions or quarantines that will impact the ability or willingness of patients, employees or contractors to travel to our research, manufacturing and clinical trial sites or secure visas or entry permissions, any of which could delay or adversely impact the conduct or progress of our prospective clinical trials;

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diversion or prioritization of healthcare resources away from the conduct of clinical trials, including the availability of necessary materials and the attention of physicians serving as our clinical trial investigators, hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

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interruption or delays in the operations of the FDA and comparable foreign regulatory agencies, which may impact review, inspection, clearance and approval timelines with respect to our product candidates;

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business disruptions caused by potential workplace, laboratory and office closures and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory experiments and operations, staffing shortages, travel limitations, cyber security and data accessibility (particularly as we build out and implement the Phexxi Concierge Experience), or communication or mass transit disruptions;

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limitations on employee resources that would otherwise be focused on the conduct of our clinical trials or commercialization of our products, including because of sickness of employees or their families or requirements imposed on employees to avoid contact with large groups of people;

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delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery system;

•	interruption in shipping that may affect the transport of Phexxi and clinical trial materials, such as investigational drug product used in our clinical trials, or commercial product for sale;

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changes in regulations as part of a response to the COVID-19 outbreak which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

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continued volatility in our and other biotechnology companies’ shares of equity which may result in difficulties raising capital through sales of our common stock or equity linked to our common stock, to the extent needed, and the terms of sales may be on unfavorable terms or unavailable, which may impact our short-term and long-term liquidity; and

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delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees.

In addition, if we, our manufacturers, our wholesale distribution partners or any of the third parties with whom we engage, were to experience shutdowns or other business disruptions, our ability to commercialize Phexxi and conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business and our results of operation and financial condition.
These and other factors arising from COVID-19 could worsen in countries that are already afflicted with the coronavirus or could continue to spread to additional countries, each of which could further adversely impact our ability to conduct clinical trials and our business generally, and could have a material adverse impact on our operations and financial condition and results. We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. A prolonged disruption or any further unforeseen delay in our operations could continue to result in increased costs and reduced expected revenue. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, and other factors that we cannot foresee. The extent to which COVID-19 will affect our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, which could have an adverse impact on our business and financial condition, and we will continue to monitor the situation closely.
Risks Related to Commercialization of Phexxi and Any Other Approved Product Candidates
Our success will depend heavily on whether we can successfully commercialize our recently approved and only commercially available product, Phexxi, for prevention of pregnancy. Failure to successfully commercialize Phexxi for prevention of pregnancy would likely cause our business to fail.
Our overall success will rely heavily on the commercial success of Phexxi for prevention of pregnancy. Failure to successfully commercialize Phexxi for prevention of pregnancy would likely cause our business to fail. There are numerous examples of failures to meet high expectations of market potential for new product launches in the healthcare space, including by pharmaceutical companies with more experience and resources than us. If the commercialization of Phexxi is unsuccessful or perceived as disappointing, our stock price could decline significantly.
Our updated commercial launch strategy in light of the COVID-19 pandemic is unproven and if it is not successful, will harm our ability to sell product and business.
Even though Phexxi for the prevention of pregnancy has been approved for commercial sale by the FDA, we must successfully execute on our commercial launch of this product, especially in light of our current cash position, our anticipated increased spend and the fact that we have no other revenue generating products. In light of the COVID-19 pandemic, particularly the restrictions on physician interactions, we made the strategic decision to delay the commercial launch of Phexxi from June 2020 to early September. We also made the decision reduce our target initial salesforce from approximately 125 to approximately 50 to 60 consultants and augment our launch virtually via the Phexxi Concierge Experience, Coming Soon campaign, media and digital campaigns, and contracted tele-detailing vendors. Though these strategies are designed to allow us to market Phexxi with a reduced number of sales representatives in a pandemic environment, there are no assurances that this approach will be effective and allow us to reach a substantially similar number of health care providers as we would through more traditional sales force deployment models. The increased reliance on telehealth infrastructures such as the Phexxi Concierge Experience may be end up creating more issues and being more costly to us than more traditional distribution and marketing methods. The challenges of effectively commercially launching a new product in the midst of a pandemic are exacerbated by the fact that current COVID-19 pandemic is dynamic and we need to be able to nimbly and appropriately continue to be able to effectively adapt to related changes in the future. Moreover, though we believe that the contraceptive market is highly sensitive to digital media, banner advertising and social media influencers, there are no assurance our planned online strategies and efforts will be effective. In addition, despite the experience of our management team in commercializing products for other companies, our company has not yet demonstrated our ability to successfully commercialize any product. If our commercial launch of Phexxi is not successful, our ability to generate revenue from the sale of product will be harmed, our need for additional capital will increase and our business and reputation will be harmed.
If we are unable to establish effective internal sales and marketing capabilities, or enter into agreements with third parties to market and sell any of our approved products, our ability to generate revenue would be adversely affected.
Although some of our employees may have marketed, commercialized and sold other pharmaceutical products, including contraceptives, in the past while employed at other companies, we have no experience selling and marketing Phexxi. While we have hired a relatively small number of sales managers and sales leadership, we will need to hire a significant number of sales consultants for the commercialization of Phexxi for the prevention of pregnancy. We may face difficulties recruiting and hiring representatives and otherwise obtaining these marketing capabilities as a result of the COVID-19 pandemic where, among other restrictions, nonessential business travel and in-person interviews have been eliminated or significantly curtailed by the implementation of social distancing guidelines and a general reluctance of some to engage in these activities. We are unable to predict at this time how long these effects of the COVID-19 pandemic will last. Any failure or delay in the timely development of our internal commercialization capabilities could adversely impact the potential for success of Phexxi. While we plan to utilize our sales and marketing infrastructure for Phexxi to successfully commercialize any additional products that may result from our development programs, we may still need to find one or more collaborators to commercialize these products or further invest in and develop these capabilities, either on our own or with others, which would be expensive, difficult and time consuming.
If commercialization collaborators do not commit sufficient resources to commercialize our future products and we are unable to develop the necessary marketing and sales capabilities on our own, we will be unable to generate sufficient product revenue to sustain or grow our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations, particularly in the markets our product candidates are intended to address. Without appropriate capabilities, whether directly or through third-party collaborators, we may be unable to compete successfully against these more established companies.
If we are unable to effectively train and equip our sales force, our ability to successfully commercialize Phexxi will be harmed.
Even if we are able to establish our targeted sales force, Phexxi will be a newly-marketed drug and, therefore, none of the members of our sales force will have ever promoted Phexxi prior to its launch. As a result, we will be required to expend significant time and resources to train our sales consultants in marketing Phexxi. In addition, we must train our sales force to ensure that an appropriate and compliant message about Phexxi is being delivered. We also expect that our efforts to train our sales force will be negatively impacted by the COVID-19 pandemic, particularly due to the fact that we will be unable to conduct in-person meetings and training sessions. If we are unable to effectively train our sales force and equip them with compliant and effective materials, including medical and sales literature to help them appropriately inform and educate physicians regarding the potential benefits of Phexxi, our efforts to successfully commercialize Phexxi could be put in jeopardy, which would negatively impact our ability to generate product revenues.

We face competition from other medical device, biotechnology and biopharmaceutical companies and our operating results will suffer if we are unable to compete effectively.
The medical device, biotechnology and biopharmaceutical industries, and the women’s health sector, are intensely competitive. Significant competition among various contraceptive products already exists. Existing products have name recognition, are marketed by companies with established commercial infrastructures and are marketed with greater financial, technical and personnel resources than we have. To compete and gain market share, any new product will need to demonstrate advantages in efficacy, convenience, tolerability or safety. In addition, new products developed by others could emerge as competitors to Phexxi. Such products could offer an alternative form of non-hormonal contraceptive that is more convenient, is more effective and/or provides protection over longer periods of time. We also compete with these organizations to recruit management, scientists and sales and marketing and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan. We will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in connection with identifying and engaging in strategic transactions. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Our potential competitors include large, well-established pharmaceutical companies and specialty pharmaceutical companies. These companies include Merck & Co., Inc., Allergan PLC, Pfizer Inc., Bayer AG, Johnson & Johnson, CooperSurgical Inc. and Mylan Inc. Additionally, several generic manufacturers currently market and continue to introduce new generic contraceptives. There are other contraceptive product candidates in development that, if approved, would potentially compete with Phexxi, including hormonal patches and hormonal vaginal rings.
Phexxi and any other approved product may not gain sufficient market acceptance among physicians, patients or the medical community, thereby limiting our potential to generate revenue, which will undermine our future growth prospects.
Even though Phexxi has been approved by the FDA for commercial sale for the prevention of pregnancy and even if any of our other product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any new product by physicians, patients and the medical community will depend on a number of factors, including:

•	demonstrated evidence of efficacy and safety and the related regulatory label requirements;

•	sufficient third-party insurance coverage and adequate reimbursement;

•	effectiveness of our or our collaborators’ sales and marketing strategy;

•	the willingness of wholesalers to stock the products;

•	the prevalence and severity of any adverse side effects;

•	our ability to sufficiently educate physicians with respect to the efficacy and safety of Phexxi; and

•	availability of alternative products.
If any approved product that we may license, develop or sell, including Phexxi, does not provide a benefit over currently available options, that product candidate is unlikely to achieve market acceptance and we will not generate sufficient revenues to achieve profitability.
Further, due in part to circumstances surrounding the COVID-19 pandemic, we may observe a reduced acceptance rate for Phexxi following commercialization as women may be reluctant to switch birth control or physically visit a doctor in person to obtain a birth control prescription. We plan to increase acceptance through the Phexxi Concierge Experience and by encouraging telehealth appointments, but there can be no assurance this effort will be successful or that acceptance will be what it might have otherwise been without the COVID-19 pandemic. As a result of the COVID-19 pandemic, we may have a reduced ability for our distribution or sales representatives to visit physician offices to provide in-person education regarding the benefits of Phexxi for the prevention of pregnancy. To the extent our marketing and education efforts are restricted by COVID-19, our business may be adversely affected.
The success of Phexxi or any future approved contraceptive products will depend on the availability of contraceptive alternatives and women’s preferences, in addition to the market’s acceptance of our new form of prevention of pregnancy.
The commercial success of Phexxi or any future approved contraceptive products will depend upon the contraceptive market as well as market acceptance of our new form of prevention of pregnancy. Risks related to market acceptance include, among other things:

•	minimum acceptable contraceptive efficacy rates and the related regulatory label requirements;

•	perceived safety differences of hormonal and/or non-hormonal contraceptive options;

•	changing women’s preferences;

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changes in healthcare laws and regulations, including implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively the ACA) and its effect on pharmaceutical coverage, reimbursement and pricing, and the coverage of preventable services (including contraception under certain conditions) and future new executive orders, legislation or agency rulemaking; and

•	new generic contraceptive options including the possibility of a future potential generic version of Phexxi as a contraceptive.

For example, the pregnancy rate for typical use of Phexxi in the FDA approved label is higher than many other forms of contraceptives, and we cannot be certain that the associated risk of unintended pregnancy will not deter adoption of Phexxi as a method of pregnancy prevention. In addition, Phexxi’s label contains a warning related to use by women with a history of recurrent urinary tract infections, which could limit the willingness of healthcare providers to prescribe or certain women to use Phexxi. These risks could reduce the market potential for Phexxi or any future contraceptive product we may seek to develop, and place pressure on our business, financial condition, results of operations and prospects.
The commercial success of Phexxi or any future approved products will depend in significant measure on the label claims that the FDA or other regulatory authorities approve for those products.
The commercial success of Phexxi and any future approved products will depend in significant measure upon the labeling describing the product’s features, benefits and risks.
We are required to submit all promotional labeling for Phexxi, and any other of our products that receives marketing approval, at the time of first use, as well as all revisions to approved product labeling as part of a supplemental NDA, to FDA for review and approval. In addition, FDA must review and approve proposed labeling for any of our product candidates as part of the NDA pre-market review process. Failure to achieve approval from the FDA or other regulatory authorities of product labeling containing certain types of information on features or benefits will prevent or substantially limit our advertising and promotion of such features in order to differentiate our product candidates from those products already existing in the market. This failure would have a material adverse impact on our business, financial condition, results of operations and prospects.
The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If we are found or alleged to have improperly promoted off-label uses, we may become subject to significant liability.
The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products such as Phexxi. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we are found to have promoted such off-label uses, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of Phexxi or any of our product candidates, if approved in the future, we could become subject to significant liability, which would materially adversely affect our business and financial condition.
We will need to obtain FDA approval of any proposed product names, and any failure or delay associated with such approval may adversely affect our business.
Any name we intend to use for our current or future product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the USPTO. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies medical claims or contributes to an overstatement of efficacy. If the FDA objects to any of our proposed product names, we may be required to adopt alternative names for our product candidates. If we adopt alternative names, we would lose any goodwill or brand recognition developed for previously used names and marks as well as the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.
If we suffer negative publicity concerning the safety or efficacy of Phexxi or our product candidates in development, our reputation and the commercialization of Phexxi could be harmed and we may be forced to cease development of such product candidates.
If concerns should arise about the actual or anticipated clinical outcomes regarding the safety of any of our product candidates, such concerns could adversely affect the market’s perception of these candidates. Such concerns could lead to a decline in investors’ expectations and a decline in the price of our common stock.

We rely, and expect to continue to rely, on market research conducted on our behalf to evaluate the potential commercial acceptance of Phexxi, EVO100, and any other future product candidates.
We have contracted with and expect to continue to contract with third parties to perform research on our behalf. These research findings may not be indicative or predictive of actual or overall market acceptance and any future market research may not be indicative of the acceptance for Phexxi, EVO100 or future product candidates we may develop. Moreover, our internal and external research that have informed our views with respect to our sales and marketing strategy, payer coverage, pricing and reimbursement with respect to Phexxi may prove to be incorrect. For example, we believe that women that are most likely to use Phexxi as their primary method of preventing pregnancy are those that are unwilling to use hormone-based contraceptives and are unsatisfied with existing non-hormonal alternatives. If our market research has overestimated the size of this population or the willingness of these women to try Phexxi, the commercial launch of Phexxi may be less successful than we or others expect.
The proportion of the contraceptive market that is made up of generic products continues to increase, making introduction of a branded contraceptive difficult and expensive.
The proportion of the U.S. market that is made up of generic products has been increasing over time. This trend is consistent in the women’s health segment, as well, where many of the most popular oral contraceptive pills (OCP) brands have experienced genericization. Currently, only two branded OCPs remain and both have a relatively low market share. Assuming this trend continues, it may be more challenging to introduce Phexxi or any future approved contraceptive product candidate we may develop, as a branded contraceptive, at a price that will maximize our revenue and profits. Also, there may be additional marketing costs to introduce Phexxi in order to overcome the trend towards generics and to gain access to reimbursement by payers. If we are unable to introduce any future approved product candidate at a price that is commensurate with that of current branded products, or we are unable to gain reimbursement from payers for Phexxi, or if patients are unwilling to pay any price differential between Phexxi and a generic contraceptive product, our revenues will be limited. As part of our initial launch strategy, we intend to cover the cost of Phexxi for the first month for women under health plans do not reimburse for Phexxi and to cover co-payments for women under health plans that require such co-payments for Phexxi. However, we cannot be certain that these initiatives will be successful in overcoming general inclinations of physicians and their patients to avoid branded contraceptives. In addition, if healthcare plans do not add Phexxi to their covered formularies within the timelines we expect or impose more restrictive co-payments than we expect, our costs of providing these incentive programs will increase beyond our expectations and reduce our product margins and net revenues from sales of Phexxi.
Risks Related to the Development of Our Product Candidates
Our inability to develop our vaginal pH regulator for additional indications could have an adverse effect on our business and our ability to successfully market Phexxi for prevention of pregnancy.
We believe our vaginal pH regulator gel may be useful in certain indications outside of Phexxi for the prevention of pregnancy. In August 2019, we completed a Phase 2b clinical trial designed to assess EVO100 for the prevention of urogenital Chlamydia trachomatis infection (chlamydia) in women and for the prevention of urogenital Neisseria gonorrhea infection (gonorrhea) in women. Top-line results from this clinical trial, reported in December 2019, demonstrated that the trial met both its primary and secondary endpoints, with a 50% relative risk reduction in chlamydia infection and a 78% relative risk reduction in gonorrhea infection compared to placebo. We do not know if we will successfully complete the clinical development of EVO100. Specifically, we are planning to conduct a Phase 3 clinical trial of EVO100 but cannot guarantee that the results of this trial will be consistent with the results of the prior Phase 2b clinical trial. Even if we do complete such clinical development, there is no assurance we will obtain regulatory approval of EVO100 for the prevention of either chlamydia or gonorrhea. Such a failure could impede our ability to market Phexxi for prevention of pregnancy because all our product candidates are based on the same active ingredients and technology. Also, any failure to obtain regulatory approvals for additional indications will likely have a material adverse effect on our business, results of operations or our financial condition.
Indemnity claims from lawsuits or damages against our clinical trial sites could cause us to incur substantial liabilities and to limit commercialization of Phexxi, and any other product candidates we may develop.
In connection with our clinical trials, our third-party investigators and clinical trial sites face inherent risk of liability exposure from patients enrolled in our clinical trials. We have entered into indemnification agreements with each of our clinical trial sites obligating us to defend the sites against third-party claims or reimburse the sites should they incur certain costs or liability in connection with our clinical trials.

We currently carry product liability insurance with policy limits we believe are customary for similarly situated companies and adequate to provide us with coverage for foreseeable risks. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or is in excess of the limits of our insurance coverage.
If we or our clinical trial sites cannot successfully defend against these product liability or other health related claims, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in decreased demand for Phexxi and any other product candidates we may develop, injury to our reputation, negative media attention and the diversion of our management’s time and attention from our product development and commercialization efforts to address claim related matters.
The success of our business is also expected to depend in part upon our ability to identify, license, discover, develop or commercialize additional product candidates. Failure to identify additional product candidates would have a negative impact on our business and operations.
Although a substantial amount of our effort will focus on the commercialization of Phexxi for prevention of pregnancy and development of EVO100 for the preventative of certain STIs, the success of our business is also expected to depend in part upon our ability to identify, license, discover, develop or commercialize additional product candidates. We are seeking to license, or otherwise obtain, product and technology rights to a variety of products and product candidates in the field of women’s health, but there can be no assurance we will be able to do so, or do so on favorable terms. There are risks, uncertainties and costs associated with identifying, licensing and advancing product candidates through successful clinical development. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Our research programs or licensing efforts may fail to yield additional product candidates for clinical development and commercialization for a number of reasons, including but not limited to the following:

•	our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

•	we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

•	our product candidates may not succeed in preclinical or clinical testing;

•	our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	product candidates we develop may be covered by third parties’ patents or other exclusive rights;

•	the market for a product candidate may change during our program such that a product may become unreasonable to continue to develop;

•	research and development programs are quite costly, and we may be unable to obtain the financing and resources to do so;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payers.
If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license, partner, discover, develop or commercialize additional product candidates, which could have a material adverse effect on our business, financial condition or results of operations. Moreover, even if we were able to obtain the rights to additional product candidates, there can be no assurance these candidates will ever be advanced successfully through clinical development.

Clinical trials are costly, time consuming and inherently risky, and we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.
Clinical development is expensive, time consuming and involves significant risk. We cannot guarantee any clinical trials will be conducted as planned or completed on schedule, if at all. In addition, certain of our product candidates are targeted toward the prevention of STIs. Therefore, it may be especially difficult to recruit patients to participate in our clinical trials when doing so will require patients to refrain from other methods of disease prevention. A failure of one or more clinical trials can occur at any stage of development. Events that may prevent successful or timely completion of clinical development include, but are not limited to:

•	inability to obtain the funding necessary to initiate or complete any clinical trial;

•	inability to generate satisfactory preclinical, toxicology or other in vivo or in vitro data or to develop diagnostics capable of supporting the initiation or continuation of clinical trials;

•
delays in reaching agreement on acceptable terms with clinical research organizations (CROs) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays or failure in obtaining required institutional review board (IRB) approval at each clinical trial site;

•	failure to obtain or delays in obtaining a permit from regulatory authorities to conduct a clinical trial;

•	delays in recruiting or failure to recruit sufficient eligible patients in our clinical trials;

•	failure to manufacture clinical trial scale quantities of our product candidate;

•	failure by clinical sites, CROs or other third parties to adhere to clinical trial requirements;

•	failure by clinical sites, CROs or other third parties to perform in accordance with the good clinical practices requirements of the FDA, applicable laws or applicable foreign regulatory requirements;

•	patients withdrawing from our clinical trials;

•
adverse events or other issues of concern significant enough for an IRB to suspend or terminate a clinical trial or for the FDA, or comparable foreign regulatory authority, to put an Investigational New Drug Application (NDA) or comparable foreign application on clinical hold;

•	occurrence of adverse events associated with our product candidates that may make it more difficult to recruit subjects or cause other material delays in the clinical programs;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•	the cost of clinical trials of our product candidates;

•
negative or inconclusive results from our clinical trials that may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon development programs in other ongoing or planned indications for a product candidate; and

•	delays in reaching agreement on acceptable terms with third-party manufacturers and the time for manufacture of sufficient quantities of our product candidates for use in clinical trials.
In addition to the possible events described above, our clinical trials may also be impacted by matters beyond our control. For example, conditions and circumstances surrounding the current COVID-19 pandemic may make it difficult for us, and our third-party service providers, to recruit, enroll, retain and monitor patients in these trials, disrupt the necessary logistic and manufacturing activities related to our clinical trials, require us to adjust our trial protocols, lead to a failure to collect in a timely manner key data necessary to support trial endpoints or otherwise compromise our ability to collect reliable data, result in delays in related communications and activities with the FDA or other comparable regulatory organizations and may affect our clinical trials in ways we may not presently predict.
Any inability to successfully complete clinical development and obtain regulatory approval for one or more of our product candidates could result in additional costs to us or impair our ability to generate revenue. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional non-clinical studies and/or clinical trials to show the results obtained from such new formulation or manufacturing process are consistent with previous results obtained. Clinical trial delays could also shorten any periods during which our products have patent protection and may allow competitors to develop and bring products to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.
Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates and we may be unable to pursue and complete the clinical trials we would like to pursue and complete.
We have limited financial and technical resources to determine the indications on which we should focus the development efforts for our product candidates and any future candidates we may choose to develop. Due to our limited available financial resources, we may be required to curtail clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates, or product candidates we may in the future choose to develop, through the regulatory and development processes. We may make incorrect determinations regarding the indications and clinical trials on which to focus our available resources. The decisions to allocate our research, management and financial resources towards particular indications may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate development programs may also cause us to miss valuable opportunities.
Risks Related to Regulatory Approval of Our Product Candidates
We must generally obtain regulatory approval prior to marketing or commercializing our product candidates and we must obtain regulatory approval from international authorities should we elect to commercialize Phexxi outside of the United States. To obtain regulatory approval, we must complete our preclinical studies and clinical trials in compliance with the regulatory approval requirements of the FDA and any applicable and comparable foreign regulators. If our clinical trials fail to satisfactorily demonstrate safety and efficacy of our product candidates to the FDA and other comparable foreign regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.
With the exception of Phexxi for the prevention of pregnancy, we are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable foreign regulatory authorities impose similar restrictions, and we do not have marketing approval for Phexxi in any country outside of the United States. We may never receive such approvals, and we must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of our product candidates before we may be able to obtain these approvals.
Any inability to complete preclinical and clinical development successfully could result in additional costs to us and impair our ability to generate revenues. Moreover, if (i) we are required to conduct additional clinical trials or other nonclinical testing of our product candidates beyond the trials and testing we currently contemplate, (ii) we are unable to successfully complete clinical trials of our product candidates or other testing, (iii) the results of these clinical trials or tests are unfavorable, uncertain or are only modestly favorable or (iv) there are unacceptable safety concerns associated with our product candidates, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing or other requirements; or

•	be required to remove the product from the market after obtaining marketing approval.
Even if we complete the necessary clinical trials for our product candidates, the marketing approval process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our product candidates. If we are not able to obtain, or if there are delays in obtaining, required marketing approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.
To date, we have not received approval from the FDA or regulatory authorities in other jurisdictions to market any of our product candidates, with the exception of Phexxi, which is approved by FDA for the prevention of pregnancy. Despite the experience of our management team in completing successful regulatory filings for other companies, we have only submitted one NDA for Phexxi, so we have limited experience in filing and supporting the applications necessary to obtain marketing approvals for product candidates. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and effectiveness. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Regulatory authorities may determine that our unapproved product candidates or any potential future product candidate is not effective, is only moderately effective or has undesirable or unintended side effects, toxicities, safety profiles or other characteristics that preclude us from obtaining marketing approval or that prevent or limit commercial use.
The process of obtaining marketing approvals is expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical studies, clinical trials or other trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.
From time to time, we may in the future report top-line data from our clinical trials. These top-line data may differ from complete trial results once additional data are received and evaluated by the FDA.
Top-line data are based on a preliminary analysis of currently available efficacy and safety data, and therefore these results are subject to change, either by us or the FDA, following a comprehensive review of the more extensive data we expect to receive when the full data set becomes available. Top-line data are based on important assumptions, estimations, calculations and information currently available to us. As a result, the top-line results may differ from the full data, or different conclusions or considerations may qualify these top-line results, once the complete data have been received and fully evaluated. If these initial data analyses differ from the results of the full data analyses, in a manner not favorable to the development of our product candidates, our business, financial condition, results of operations, prospects and, ultimately, the value of our common stock could be adversely affected. The reported results of our AMPREVENCE clinical trial in December 2019 consist of only top-line data.
Phexxi and EVO100 are drug/device combinations. The process for obtaining regulatory approval for EVO100 in the United States will require compliance with requirements of two divisions of the FDA. A change in the FDA’s primary oversight responsibility would adversely impact our development timeline and raise our costs.
Phexxi and EVO100 have drug and device components and are considered combination products by the FDA. The FDA has different divisions responsible for assessing and approving devices and drugs. The Center for Drug Evaluation and Research (CDER) has responsibility for drug products, while the Center for Devices and Radiological Health (CDRH) has oversight responsibility for medical devices. Phexxi and EVO100 previously underwent a request for designation process with the FDA that determined the CDER would lead the review and that the product should be submitted for marketing authorization pursuant to an NDA. If the designation of the lead center were to be changed to CDRH, or if either division or the FDA Office of Combination Products were to institute additional requirements for the approval of EVO100, we could be required to complete clinical trials with more patients and over longer periods of time than is currently anticipated or comply with regulatory requirements that are not currently anticipated. This would likely require us to raise additional funds and may impact our anticipated timelines. The impact of either a change in lead agency center for pre-market review or the imposition of additional requirements for approval would be significant to us and may have a material adverse effect on the prospects for the development of EVO100, our business and our financial condition.
Serious adverse events arising during and following the commercialization of Phexxi, post marketing or during clinical trials of our other product candidates could have a material, adverse effect on our product development timeline or our ability to market Phexxi and develop and market EVO100.
While the FDA granted approval of Phexxi based on the data included in the NDA, including data from our completed pivotal clinical trials, we do not know whether the results when a larger number of women and broader populations use Phexxi in the commercial setting will be consistent with the results from our clinical studies of Phexxi.  If serious adverse events or undesirable side effects occur during or following the commercialization of Phexxi, or during the clinical investigation or post marketing of our other product candidates, the following events could materially and adversely affect our business:

•	regulatory authorities may require the addition of specific warnings or contraindications to product labeling or the issuance of alerts to physicians and pharmacies;

•	we may be required to change the way Phexxi or our other product candidates are administered or to revise the labeling of Phexxi or our other product candidates;

•	we may be subject to promotional and marketing limitations on Phexxi and our product candidates;

•	sales of Phexxi and our other approved products, if any, may decrease significantly;

•	regulatory authorities may require us to take Phexxi or, should any of our other product candidates be approved, our other approved products off the market;

•	IRBs may suspend or terminate our clinical trials;

•	regulatory authorities may impose a clinical hold, which could result in substantial delays and adversely impact our ability to continue development of our product candidates;

•	we may be required to conduct additional clinical trials with more patients or over longer periods of time than anticipated;

•
we may be required to implement risk evaluation and mitigation strategies (REMS), which could result in substantial cost increases and have a negative impact on our ability to commercialize Phexxi or our other approved products, if any;

•	we may be required to limit the patients who can receive Phexxi or our product candidates;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of Phexxi or our other product candidates, or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from Phexxi or our other product candidates.
Serious adverse events or side effects could require Phexxi or, if approved, EVO100 to be taken off the market, may require them to be packaged with safety warnings or may otherwise limit our sales.
Even though we have received approval from the FDA in the United States to market Phexxi for the prevention of pregnancy, we may fail to receive similar approval outside the United States.
To market a new product outside the United States, we must obtain separate marketing approvals in each jurisdiction and comply with numerous and varying regulatory requirements of other countries, including clinical trials, commercial sales, pricing manufacture distribution and safety requirements. The time required to obtain approval in other countries might differ from, and be longer than, that required to obtain FDA approval. The marketing approval process in other countries may include all the risks associated with obtaining FDA approval in the United States, as well as other risks. Further, we may be unable to obtain rights to the necessary clinical data and may be required to generate our own. In addition, in many countries outside the United States, a new product must receive pricing and reimbursement approval prior to commercialization. This can result in substantial delays in these countries. Additionally, the product labeling requirements outside the United States may be different and inconsistent with the United States labeling requirements, negatively affecting our ability to market our products in countries outside the United States.
In addition, if we are unable to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of marketing approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In such an event, our ability to market to our full target market will be reduced and our ability to realize the full market potential of Phexxi will be harmed, which could have a materially adverse effect on our business, financial condition, results of operations and prospects.

Our development and regulatory approval strategy for EVO100 depends, in part, on published scientific literature and the FDA’s prior findings regarding the safety and efficacy of approved products based on data developed by others.
The Drug Price Competition and Patent Term Restoration Act of 1984 (also known as the Hatch-Waxman Amendments) added section 505(b)(2) to the Federal Food, Drug and Cosmetic Act (the FDCA), as well as several other provisions. Section 505(b)(2) of the FDCA permits the filing of an NDA where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. The FDA interprets section 505(b)(2) of the FDCA, for the purposes of approving an NDA, to permit the applicant to rely, in part, upon published literature or the FDA’s previous findings of safety and efficacy for an approved product. The FDA may also require the applicant to perform additional clinical trials or measurements to support any deviation from the previously approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the section 505(b)(2) applicant. The FDA may require an applicant’s product label to have all or some of the limitations, contraindications, warnings or precautions included in the reference product’s label, including a black box warning, or may require the label to have additional limitations, contraindications, warnings or precautions.
Notwithstanding the approval of many products by the FDA pursuant to section 505(b)(2) of the FDCA, over the last few years some pharmaceutical companies and others have objected to the FDA’s interpretation of section 505(b)(2) of the FDCA. If the FDA changes its interpretation of section 505(b)(2) of the FDCA, or if the FDA’s interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any section 505(b)(2) NDAs we submit in the future. Such a result could require us to conduct additional testing and costly clinical trials, which could substantially delay or prevent the approval and commercialization of our product candidates.
If we are unable to take full advantage of regulatory programs designed to expedite drug development or provide other incentives, our development programs may be adversely impacted.
There are a number of incentive programs administered by the FDA and other regulatory bodies to facilitate development of drugs in areas of unmet medical need. EVO100 received the designation as a Qualified Infectious Disease Product (QIDP) for the prevention of gonorrhea. EVO100 also received a Fast Track designation for the prevention of chlamydia.  EVO100 may not qualify for or maintain designations under these or other incentive programs under any of the FDA’s existing or future programs to expedite drug development in areas of unmet medical need. Our inability to fully take advantage of these incentive programs may require us to run larger trials, incur delays, lose opportunities that may not otherwise be available to us, lose marketing exclusivity for which we would otherwise be eligible and incur greater expense in the development of our product candidates.
Risks Related to Our Post-Marketing Legal and Regulatory Compliance
Even though we have obtained FDA approval for Phexxi and even if we obtain regulatory approval for EVO100 or any other product candidates we may seek to develop, we will remain subject to ongoing regulatory requirements.
Even though Phexxi has been approved by the FDA for the prevention of pregnancy and even if EVO100 or any other product candidate we may seek to develop are approved, we are and will be subject to ongoing regulatory requirements with respect to manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing clinical trials and submission of safety, efficacy and other post-approval information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.
Manufacturers and manufacturers’ facilities are required to continuously comply with FDA and comparable foreign regulatory authority requirements, including ensuring quality control and manufacturing procedures conform to current good manufacturing practices (cGMP) regulations and corresponding foreign regulatory manufacturing requirements. Accordingly, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA submission to the FDA or any other type of domestic or foreign marketing authorization application.
Any regulatory approvals we receive for EVO100, or for any other product candidates we may seek to develop, may be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. We will be required to report adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. If our original marketing approval for a product candidate was obtained through an accelerated approval pathway, we could be required to conduct a successful post-marketing clinical trial to confirm the clinical benefit for our products. An unsuccessful post-marketing clinical trial or failure to complete such a trial could result in the withdrawal of marketing approval.
If a regulatory agency discovers previously unknown problems with Phexxi or another product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or it disagrees with the promotion, marketing or labeling of a product, the regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we are unable to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by us;

•	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

•	require a product recall.
Any government investigation of alleged violations of law would require us to expend significant time and resources in response and could generate adverse publicity. Any inability to comply with ongoing regulatory requirements may significantly and adversely affect our ability to develop and commercialize our products and the value of our business and our operating results would be adversely affected.
Developments after a product reaches the market may adversely affect sales of the product.
Even though Phexxi has been approved in the United States for the prevention of pregnancy and even assuming any of our other product candidates were to be approved, certain developments may decrease market demand for our products, including the following:

•	the re-review of products that are already marketed;

•	new scientific information and evolution of scientific theories;

•	the recall or loss of marketing approval of products that are already marketed;

•	changing government standards or public expectations regarding safety, efficacy or labeling changes; and

•	greater scrutiny in advertising and promotion.
In the past, clinical trials and post‑marketing surveillance of certain marketed drugs have raised concerns that have led to recalls, withdrawals or adverse labeling of marketed products. If previously unknown side effects are discovered with one of the active ingredients in, or if there is an increase in negative publicity regarding known side effects related to Phexxi or any of our product candidates following marketing approval, this could significantly reduce demand for the product or require us to take actions that could negatively affect sales, including removing the product from the market, restricting its distribution or applying for labeling changes.
In addition, certain health authorities, regulators and other governmental agencies have increased their focus on safety when assessing the balance of benefits and risks of drugs. Some health authorities appear to have become more cautious when making decisions about approvability of new products and are re‑reviewing select products that are already marketed, adding further to the uncertainties in the regulatory processes post-approval. There is also greater regulatory scrutiny, especially in the United States, on the advertising and promotion (in particular, direct‑to‑consumer advertising and the use of influencers in advertising campaigns), as well as the pricing and coverage, of prescription drug products.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of Phexxi or development of EVO100.
We face an inherent risk of product liability exposure in commercializing Phexxi and in conducting clinical trials for EVO100 and other product candidates we may seek to develop or commercialize. If we cannot successfully defend ourselves against these product liability claims, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in decreased demand for Phexxi, EVO100 or other product candidates we may seek to develop, injury to our reputation, negative media attention and the diversion of our management’s time and attention from our product development and commercialization efforts to address claim related matters.
We will need to maintain liability insurance coverage as we seek to commercialize Phexxi and conduct clinical trials for our product candidates. Such insurance may become increasingly expensive and difficult to procure. In the future, such insurance may not be available to us at all or may only be available at a very high cost and, if available, may not be adequate to cover all liabilities we may incur. In addition, while we have increased our liability insurance coverage in connection with the commercialization of Phexxi, we cannot be certain our coverage limits will be sufficient to cover liability claims we may face after Phexxi is commercialized. We will also need to increase liability coverage if EVO100 or any other product candidate we may seek to develop is approved. If we are not able to obtain and maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise, our business could be harmed, possibly materially.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business, financial condition or results of operations.
Our commercialization and research and development activities and our third-party manufacturer’s and supplier’s activities may involve the controlled storage, use, and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and our manufacturer and supplier, and our potential future manufacturers and suppliers, are and will be subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use may be stored at our and our current and potential future manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations; environmental damage resulting in costly clean-up; and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although we believe the safety procedures utilized by us and our current third-party manufacturers for handling and disposing of materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of specified materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.
Risks Related to Our Intellectual Property
Our rights to develop and commercialize Phexxi and EVO100 are subject, in part, to the terms and conditions of licenses granted to us by third parties. The patent protection and patent prosecution of Phexxi and EVO100 is dependent on third parties.
We are reliant upon licenses to certain patent rights and proprietary technology from third parties that are important or necessary to the commercialization of Phexxi and for the development of EVO100. For example, and as discussed in the section entitled “Business” of our Annual Report on Form 10-K for the year ended December 31, 2019, our amended and restated license agreement with Rush University (the Rush License Agreement) includes intellectual property rights to Phexxi and EVO100. This agreement requires us, as a condition to the maintenance of our license and other rights, to make milestone and royalty payments and satisfy certain performance obligations. Our obligations under this in-license agreement impose significant financial and logistical burdens upon our ability to carry out our business plan. Furthermore, if we do not meet such obligations in a timely manner, and, in the case of milestone payment requirements, if we were unable to obtain an extension of the deadlines for meeting such payment requirements, we could lose the rights to this proprietary technology, which would have a material adverse effect on our business, financial condition and results of operations.
There is no assurance the existing Rush License Agreement covering the rights related to Phexxi and EVO100, will not be terminated due to a material breach of the underlying agreement. This would include a failure on our part to make the milestone and royalty payments, our inability to obtain applicable approvals from governmental authorities, or the loss of rights to the underlying intellectual property by any such licensors. Under the current circumstances and as we have not paid royalties to date, the Rush License Agreement may be terminated at Rush University’s option. While we believe we will be able to negotiate an extension, if needed, there is no assurance we will be able to renew or renegotiate an extension to the Rush License Agreement or that we will be able to do so on acceptable terms. The termination of this license agreement or our inability to enforce our rights under this license agreement would materially and adversely affect our ability to commercialize Phexxi and EVO100.
In addition, with respect to Phexxi and EVO100, Rush University has the right, in certain instances, to control the defense against any infringement litigation arising from the manufacture or development (but not the sale) of Phexxi and EVO100. While our license agreement with Rush University requires Rush University to indemnify us for certain losses arising from these claims, this indemnification may not be sufficient to adequately compensate us for any related losses or the potential loss of our ability to manufacture and develop Phexxi and EVO100. In general, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidate, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.
Our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
If we are unable to obtain and maintain patent protection for Phexxi for the prevention of pregnancy, for EVO100 or other proprietary technologies we may develop, or if the scope of the patent protection we have or will obtain is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to our products and technology, and our ability to successfully commercialize our product candidates, and other proprietary technologies we may develop may be adversely affected.
Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our products, product candidates and other proprietary technologies we may develop. We seek to protect our proprietary position by in-licensing intellectual property and filing patent applications in the United States and abroad relating to Phexxi, EVO100 and other proprietary technologies we may develop. If we or our licensors are unable to obtain or maintain patent protection with respect to Phexxi, EVO100 and other proprietary technologies we may develop, our business, financial condition, results of operations, and prospects could be materially harmed.
Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our owned and licensed patents. With respect to both in-licensed and owned intellectual property, we cannot predict whether the patent applications we and our licensors are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties. Our pending and issued patent claims for Phexxi are not broad, and it is possible that a competitor may seek to make modifications to their product in an effort to design around our patent claims and avoid infringement. Furthermore, if any such competitor or third party is able to demonstrate bioequivalence without infringing our patents, then such a competitor or third party would then be able to introduce a competitive generic product onto the market once any available regulatory exclusivity has expired. The FDA has broad discretion in determining whether a potential competitive product demonstrates bioequivalence; we are not able to predict the extent to which a competitor or third party might be able to demonstrate bioequivalence without infringing our patents.
The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible we will be unsuccessful in our efforts to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in any of our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.
The patent position of biotechnology and biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our owned or in-licensed pending and future patent applications may not result in patents being issued which protect Phexxi, EVO100 and other product candidates or proprietary technologies that we may seek to develop or which effectively prevent others from commercializing competitive technologies and product candidates.
Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents we own or in-license may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, we do not know whether Phexxi, EVO100 and other proprietary technology will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects.
The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. We or our licensors may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging our owned or licensed patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our owned or in-licensed patent rights, allow third parties to commercialize generic versions of our products, product candidates and other proprietary technologies we may develop and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we, or one of our licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our or our licensor’s priority of invention or other features of patentability with respect to our owned or in-licensed patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidates and other proprietary technologies we may develop. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us.
In addition, given the amount of time required for the commercialization, development, testing, and regulatory review of our products and product candidates, patents protecting such products and product candidates might expire before or shortly after such products or product candidates are fully commercialized. The patent rights licensed to us under the Rush University License expire in 2021. If we are unable to obtain extensions of the patent rights, these patent rights will no longer protect Phexxi or EVO100, and we will be relying solely on our directly owned patent formulas and patent application families for patent protection for Phexxi and EVO100. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our owned and in-licensed patents and patent applications may in the future be co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Furthermore, our owned and in-licensed patents may be subject to a reservation of rights by one or more third parties. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

We may not be able to protect our intellectual property and proprietary rights throughout the world.
Filing, prosecuting, and defending patents on our products, product candidates and other proprietary technologies we may develop in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technology in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. In addition, some jurisdictions, such as Europe, Japan, and China, may have a higher standard for patentability than in the United States, including for example the requirement of claims having literal support in the original patent filing and the limitation on using supporting data that is not in the original patent filing. Under those heightened patentability requirements, we may not be able to obtain sufficient patent protection in certain jurisdictions even though the same or similar patent protection can be secured in United States and other jurisdictions.
Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned or licensed patents and applications. In certain circumstances, we rely on our licensing partners to pay these fees due to U.S. and non-U.S. patent agencies. The USPTO and various non-United States government agencies require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. We are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.
Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the America Invents Act) enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before we could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to Phexxi, EVO100 and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications.
The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.
Issued patents covering Phexxi, EVO100 and other proprietary technologies we may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.
If we or one of our licensors initiated legal proceedings against a third party to enforce a patent covering Phexxi, EVO100 and other proprietary technologies we may develop, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of our owned or in-licensed patents before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover Phexxi, EVO100 and other proprietary technologies we may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensing partners and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates and other proprietary technologies we may develop. Such a loss of patent protection would have a material adverse impact on our business, financial condition, results of operations, and prospects.
If we do not obtain patent term extension (PTE) and data exclusivity for our products or product candidates, our business may be materially harmed.
One or more of our owned or in-licensed U.S. patents covering Phexxi for the prevention of pregnancy, and depending upon the timing, duration and specifics of any FDA marketing approval of EVO100 and any other product candidate we may develop, may be eligible for limited PTE under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a PTE of up to five years as compensation for patent term lost during the FDA regulatory review process. A PTE cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under Supplemental Protection Certificate (SPC).
An important part of our patent strategy is reliant on our or Rush University’s, ability to obtain PTE on the patents licensed from Rush University, which currently expire in 2021. However, we may not be granted an extension, such as PTE for the U.S. patent and SPC for the European patents because of, for example, our inability to exercise due diligence during the testing phase or regulatory review process, our inability to apply within applicable deadlines, our inability to apply prior to expiration of relevant patents, or if we are otherwise unable to satisfy applicable requirements. Moreover, the applicable time or the scope of patent protection afforded could be less than our or Rush University’s request. If we or Rush University are unable to obtain PTE or the term of any such extension is shorter than what we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.
The patent protection and patent prosecution for our product candidates are dependent on third parties, including Rush University.
While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our products and product candidates, there may be times, such as with respect to our agreement with Rush University, when the filing and prosecution activities for patents relating to our products or product candidates are controlled by our licensors or collaboration partners. If any of our current or future licensing or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our products or product candidates, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize Phexxi and EVO100, may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.
If an event of default occurs under our issued and outstanding secured convertible notes or future secured convertible notes we may issue under the Note and Warrant Purchase Agreement, the noteholders could take possession of all assets owned by us, including any directly owned intellectual property.

In connection with the Note and Warrant Purchase Agreement, we executed a Security Agreement in favor of the Designated Agent of the noteholders granting a security interest in all of our owned assets, whether currently owned or later acquired. If an event of default, including a default arising from our inability to pay any amounts due, occurs under the Note and Warrant Purchase Agreement or under the convertible notes, the Designated Agent has the right to take possession of all of our assets.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products or product candidates and other proprietary technologies we may develop. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensor’s ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products, product candidates and other proprietary technologies we may develop. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking and maintaining patents for Phexxi, EVO100 and other proprietary technologies we may develop, we also rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology, and other proprietary information and to maintain our competitive position. With respect to Phexxi and EVO100, we consider trade secrets and know-how to be one of our important sources of intellectual property. Trade secrets and know-how can be difficult to protect. In particular, our trade secrets and know-how in connection with Phexxi and EVO100 and other proprietary technology we may develop over time may be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel with scientific positions in academic and industry.
We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. We cannot guarantee we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed.
We may be subject to claims that third parties have an ownership interest in our trade secrets. For example, we may have disputes arise from conflicting obligations of our employees, consultants or others who are involved in developing our products and product candidates. Litigation may be necessary to defend against these and other claims challenging ownership of our trade secrets. If we fail in defending any such claims, in addition to paying monetary damages, it may lose valuable trade secret rights, such as exclusive ownership of, or right to use, trade secrets that are important to a product candidate and other proprietary technologies we may develop. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We may not be successful in obtaining necessary rights to any product candidate we may develop through acquisitions and in-licenses.
We currently have rights to intellectual property, covering Phexxi and EVO100. Other pharmaceutical companies and academic institutions may also have filed or are planning to file patent applications potentially relevant to our business. To avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses to such patents from such third-party intellectual property holders. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for Phexxi or EVO100 and other proprietary technologies we may develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development or commercialization of the relevant program, product or product candidate, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Many of our employees, consultants and advisors are currently or were previously employed at universities or other biotechnology or biopharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that it regards as its own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Third-party claims of intellectual property infringement, induced intellectual property infringement, misappropriation or other violation against us or our collaborators may prevent or delay the development and commercialization of our products, product candidates and other proprietary technologies we may develop.
The contraceptive and/or anti-STIs market is competitive and dynamic. Due to the significant research and development activities that are taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is in flux, and it may remain uncertain in the future. There may be significant intellectual property related litigation and proceedings, relating to our owned and in-licensed, and other third party, intellectual property and proprietary rights in the future.
Our commercial success depends in part on our and our collaborators’ ability to avoid infringing, inducing infringement, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and biopharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. As discussed above, recently, due to changes in United States law referred to as patent reform, new procedures including inter partes review and post-grant review have been implemented. As stated above, this reform adds uncertainty to the possibility of challenge to our patents in the future.
Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which we intend to commercialize Phexxi and in which we are developing other proprietary technologies. As the biotechnology and biopharmaceutical industries expand and more patents are issued, the risk increases that our product candidate may give rise to claims of infringement of the patent rights of others. We cannot assure you that Phexxi or EVO100 and other proprietary technologies we may develop will not infringe existing or future patents owned by third parties. We may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which we are commercializing or developing our products or product candidates, might assert are infringed by our current or future product candidates, including claims to compositions, formulations, methods of manufacture or methods of use or treatment that cover our product candidate. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our products, product candidates and other proprietary technologies we may develop, could be found to be infringed by our products or product candidate. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our products or product candidate may infringe.
Third parties may currently have patents or obtain patents in the future and may claim that use of our technology or the manufacture, use or sale of our product candidates infringes upon these patents. In the event a third party claims we infringed their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by our technology, products or product candidates. In this case, the holders of such patents may be able to block our ability to commercialize the applicable product candidate or technology unless we obtain a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, we may be unable to commercialize our products, product candidates or technology or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business.
Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business, and may impact our reputation. In the event of a successful claim of infringement against us, we may be enjoined from further developing or commercializing our infringing products or technology. In addition, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign our infringing products or technology, which may be impossible or require substantial time and monetary expenditure. In that event, we would be unable to further develop and commercialize our product, product candidates or technology, which could harm our business significantly. Further, we cannot predict whether any required license would be available at all or whether we would be available on commercially reasonable terms. In the event we could not obtain a license, we may be unable to further develop our product, product candidates and commercialize our product and product candidates, if approved, which could harm our business significantly. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, including Phexxi, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter licenses on acceptable terms.
Engaging in litigation defending us against third parties alleging infringement of patent and other intellectual property rights is very expensive, particularly for a company of our size, and time-consuming. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.
We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time consuming, and unsuccessful.
Competitors may infringe our patents or the patents of our licensing partners, or we may be required to defend against claims of infringement. Any commercial success we may achieve with Phexxi for the prevention of pregnancy may incentivize third parties to challenge or infringe our intellectual property. In addition, our patents or the patents of our licensing partners also may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time consuming. In an infringement proceeding, a court may decide a patent owned or in-licensed by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds our owned and in-licensed patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our owned or in-licensed patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.
Some intellectual property that we have in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.
Intellectual property rights we have licensed or may in the future license are generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980 (Bayh-Dole Act) and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we are given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Moreover, any name we have proposed to use with our product or product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.
We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

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others may be able to make products that are similar to our products or product candidates or utilize similar technology but that are not covered by the claims of the patents that we license or may own;

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we, or our current or future licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•	we, or our current or future licensors or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technology without infringing our owned or licensed intellectual property rights;

•	it is possible that our current or future pending owned or licensed patent applications will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

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our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm our business; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.
Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Risks Related to Our Reliance on Third Parties
Our success relies on third-party suppliers and one contract manufacturer. Any failure by these third parties, including their inability to successfully perform and comply with regulatory requirements, could negatively impact our business and our ability to develop and market our products or product candidates, and our business could be substantially harmed.
We have a small number of employees and no internal manufacturing capability. Our management does not expect to manufacture any products and expects to rely solely on third parties to manufacture our products, and as such we will be subject to inherent uncertainties related to product safety, availability and security. We currently have only one contract manufacturer, DPT Laboratories, Ltd. (DPT), who we entered into a supply and manufacturing agreement with in November 2019 (the Manufacturing Agreement). Pursuant to the Manufacturing Agreement, subject only to a supply failure, we are obligated to purchase all of our requirements with respect to Phexxi from DPT. The Manufacturing Agreement may be terminated by either party at any time upon the occurrence of either the material failure of the other party to comply with its material obligations pursuant to the contract, and such failure is not remedied within 60 days of written notice thereof, or written notice if any bankruptcy event has occurred with respect to the other party. We expect to rely on DPT to increase the manufacturing of Phexxi in amounts needed to support commercialization. If DPT does not perform as agreed or is unable to increase manufacturing of Phexxi as needed to support commercialization, including as a result of being adversely affected by COVID-19, or terminates our agreement, we will be required to replace them as our manufacturer, and we may be unable to do so on a timely basis, on similar terms or at all. Furthermore, we have only a single source of supply for some of the key raw materials and components of Phexxi and EVO100, and while we believe we would be able to obtain supplies through alternative sources if needed, alternate sources of supply may not be readily available and alternate sources of supply may also be affected by COVID-19.
Moreover, we do not control the manufacturing processes for the production of Phexxi or EVO100, which must be made in accordance with relevant regulations including, among other things, quality control, quality assurance, compliance with cGMP and the maintenance of records and documentation. In the future, it is possible that our suppliers or manufacturers may fail to comply with FDA regulations, the requirements of other regulatory bodies or our own requirements, any of which would result in suspension or prevention of commercialization and/or manufacturing of our products or product candidates, including Phexxi; suspension of ongoing research; disqualification of data or other enforcement actions such as product recall, injunctions, civil penalties or criminal prosecutions against us. Furthermore, we may be unable to replace any supplier or manufacturer with an alternate supplier or manufacturer on a commercially reasonable or timely basis, or at all.
If we were to experience an unexpected loss of supply of, or if any supplier or manufacturer were unable to meet our demand for Phexxi or our product candidates, we could experience delays in research, planned clinical trials and/or commercialization. We might be unable to find alternative suppliers or manufacturers with FDA approval, of acceptable quality, and that are able to supply products/ingredients in the appropriate volumes and at an acceptable cost. The long transition periods necessary to switch manufacturers and suppliers would significantly delay our timelines, including our commercialization timeline, which would materially adversely affect our business, financial conditions, results of operations and prospects.
In addition, our reliance on DPT, and potential future third-party manufacturers, exposes us to the following additional risks:

•	we may be unable to identify other manufacturers on acceptable terms or at all;

•	our third-party manufacturers might be unable to timely formulate and manufacture our product or produce the quantity and quality required to meet our clinical and commercial needs, if any;

•	DPT and potential future third-party manufacturers may not be able to execute our manufacturing procedures appropriately;

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our future third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products;

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manufacturers are subject to ongoing periodic unannounced inspections by the FDA and corresponding state agencies to ensure strict compliance with cGMPs and other government regulations and corresponding foreign standards, and we do not have control over third-party manufacturers’ compliance with these regulations and standards;

•	we may not own, or may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our product or product candidates; and

•	our third-party manufacturers could breach or terminate their agreements with us.
Each of these risks could delay our clinical trials, the approval of our product candidates by the FDA or the commercialization of our product candidates or could result in higher costs or deprive us of potential product revenue. In addition, we rely on third parties to perform release testing on our products and product candidates prior to delivery to patients. If these tests are not appropriately conducted and test data are not reliable, patients could be put at risk of serious harm, which could result in product liability suits.
The manufacture of medical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of medical products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, timely availability of raw materials, lot consistency, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in our supply of our product or product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period to investigate and remedy the contamination. We cannot be assured that any stability or other issues relating to the manufacture of our products or product candidates will not occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to provide our product candidates to patients in clinical trials would be jeopardized and our ability to distribute any approved products would be harmed. Any delay or interruption in the supply of clinical trial supplies, could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely. There is no assurance that our manufacturer will be successful in establishing a larger-scale commercial manufacturing process for Phexxi or other product candidates that achieves our objectives for manufacturing capacity and cost of goods. There is no assurance that our manufacturers will be able to manufacture any approved products, including Phexxi, to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand. Any delay or failure in the production of any approved products would impair our ability to commercialize and obtain revenue from these products. These circumstances would materially harm our business, results of operations, financial conditions and prospects.

We have no significant internal distribution capabilities. We intend to engage third-party distributors for distribution of products outside the United States and intend to engage additional third-party wholesale distributors for the distribution of Phexxi in the United States. Our inability to identify, or enter into an agreement with, any such third-party distributor, would likely have a material adverse effect on our business and operations.
If we are unable to engage additional wholesale distributors and/or maintain our relationship with our wholesale distributors within the United States, our domestic commercialization activities may be disrupted. If we are able to identify and enter into a strategic relationship with one or more third party collaborators for the development of Phexxi outside of the United States, we intend to work with that third party or third parties to obtain marketing approval for Phexxi in each relevant jurisdiction and to enter into distribution agreements with such third party or parties for distribution of Phexxi in each relevant jurisdiction outside the United States. We cannot guarantee that we will be able to enter into any such additional wholesale distribution agreements on commercially reasonable terms, or at all, or that we will be able to identify any third party collaborators for the development and commercialization of Phexxi outside the United States or that we will be able to enter into any such distribution agreement with any such third party for the distribution of Phexxi outside the United States. For our current distribution agreements and for any future distribution agreements we may enter into, we would be subject to uncertainties related to such distribution services, including the quality of such distribution services. For example, distributors may not have the capacity to supply sufficient product if demand increases rapidly. Further, we would be dependent on the distributors to ensure that the distribution process accords with applicable foreign and U.S. regulations, which include, among other things, compliance with current good documentation practices, the maintenance of certain records, and compliance with other regulations, including, without limitation, the Foreign Corrupt Practices Act (FCPA). Failure to comply with these requirements could result in significant remedial action, including enforcement action requiring distributors to implement physical changes or improvements to their facilities, suspension of distribution or recall product. Additionally, any failure by us to forecast demand for finished product, including Phexxi, and failure by us to ensure our distributors have appropriate capacity to distribute such quantities of finished product, could result in an interruption in the supply of certain products and a decline in sales of that product. If we grant any such third-party distributor the right to manufacture any applicable product, we would also be subject to the risk factors set forth above with respect to third-party manufacturing of our product. Further, third-party distributors may not perform as agreed or may terminate their agreements with us. Any significant problem or disruption that our distributors experience, including any disruption resulting from the COVID-19 pandemic, could delay or interrupt our sale of products in the applicable jurisdiction until the applicable distributor cures the problem or until we identify and negotiate an acceptable agreement with an alternative distributor, if one is available. Due to the widespread global nature of the COVID-19 pandemic, we may be unable to find any alternative distributor. Any failure or delay in distributing products would likely have a negative impact on our business and operations.
We rely and intend to rely on third parties for the execution of our development programs for our product candidates and for the delivery of telehealth services through the Phexxi Concierge Experience. Failure of these third parties to provide services of a suitable quality, in accordance with applicable regulations and within acceptable time frames may cause the delay or failure of our development programs.
We employ a business model that relies on the outsourcing of certain functions, tests and services to CROs, medical institutions and other specialist providers, including, without limitation, the conduct, management and monitoring of our ongoing and planned clinical trials. As a result, we rely on these third parties for, among other things, quality assurance, clinical monitoring, clinical data management and regulatory expertise. We also intend to engage a CRO for all future clinical trial requirements needed to file for regulatory approvals. There is no assurance that such organizations or individuals will be able to provide the functions, tests or services as agreed upon, or to the requisite quality. We will rely on the efforts of these organizations and individuals and could suffer significant delays in the development of our product or processes should they fail to perform as expected.
There is also no assurance that these third parties will not make errors in, or simply fail to be effective in, the design, management or retention of our data or data systems. Any failures by such third parties could lead to a loss of data, which in turn could lead to delays in clinical development and obtaining regulatory approval. Third parties may not pass FDA or other regulatory audits, which could delay or prohibit regulatory approval. In addition, the cost of such services could significantly increase over time. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, regulatory approval of our current or any future product candidates may be delayed, prevented or cost significantly more than expected, all which would have a material adverse effect on our business, financial conditions, results of operations and prospects.
The Phexxi Concierge Experience will be designed to provide physicians with on-demand educational support, and to speed and simplify women’s access to Phexxi without the need for an in-office visit. With the Phexxi Concierge Experience, women will, through our independent third-party telehealth service provider, be able to secure a prescription, determine their insurance coverage and/or out-of-pocket costs, receive counseling support and refill reminders, and fill their prescription through their local neighborhood pharmacy or online pharmacy. These Phexxi Concierge Experience telehealth services are not core to our business of developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. These services are also subject to complex state and local regulations, and we do not have the resources to provide these telehealth services internally. Any pharmacy that fills Phexxi prescriptions will be fully independent from us. We do not control or own or possess any ownership stake in any pharmacy that we expect may fill prescriptions for Phexxi or in any telehealth service provider. For the Phexxi Connection Experience, all prescriptions will be routed through our independent third-party telehealth service provider. If our telehealth service providers fail to perform or fail to perform in compliance with applicable regulations, our business, financial condition, commercial launch of Phexxi and results of operation would be adversely effected.

If we are unable to enter into or maintain strategic relationships or collaborations with respect to Phexxi for the prevention of pregnancy or for our future product candidates, or if we are unable to realize the potential benefits from such collaborations, our business, financial condition, commercialization prospects and results of operation may be materially adversely affected.
We do not presently expect to commercialize Phexxi, assuming international marketing approval is obtained, outside of the United States unless we enter into a strategic relationship or collaboration with a third party. If we are successful in identifying and in-licensing the rights to additional product candidates, our expected strategy with respect to the development of any such future product candidates is to supplement internal efforts with third-party collaborations. We face significant competition in seeking appropriate collaborators. Collaborations are complex and time-consuming arrangements to negotiate and document.
Our success in entering into a definitive agreement for any collaboration will depend upon, among other things, our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design and outcomes of the clinical trials, the collaborator’s history of regulatory compliance, the likelihood of approval by regulatory authorities, the potential market for the product, the costs and complexities of manufacturing and delivering such products to customers, the potential of competing products, the strength of the intellectual property and industry and market conditions generally. The collaborator may also consider alternative products or technologies for similar indications that may be available to collaborate on with one of our competitors and whether such collaboration could be more attractive than the one with us for our products or product candidates.
Any potential collaboration agreement into which we might enter may call for licensing or cross-licensing of potentially blocking patents, know-how or other intellectual property. Due to the potential overlap of data, know-how and intellectual property rights, there can be no assurance that one of our collaborators will not dispute our right to use, license or distribute such data, know-how or other intellectual property rights, and this may potentially lead to disputes, liability or termination of the collaboration.
We may also be restricted under existing and future collaboration agreements from entering into agreements on certain terms with other potential collaborators and may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If that were to occur, we may have to curtail the development of a particular product, reduce or delay our development program, delay commercialization, reduce the scope of sales or marketing activities, or increase expenditures and undertake development or commercialization activities at our own expense. If we elect to fund development or commercialization activities on our own, we will need to obtain additional capital, which may not be available to us on acceptable terms or at all. Absent sufficient funds, we may not be able to commercialize a product candidate. If we enter into a collaboration agreement regarding a product or product candidate, we could be subject to, among other things, the following risks, each of which may materially harm our business, commercialization prospects and financial condition:

•	we may not be able to control the amount and timing of resources that the collaborator devotes to the product development program;

•	we may experience financial difficulties and thus not commit sufficient financial resources to the product development program;

•	we may be required to relinquish important rights to the collaborator such as marketing, distribution and intellectual property rights;

•	a collaborator could move forward with a competing product developed either independently or in collaboration with third parties, including our competitors;

•	a collaborator could terminate the agreement (for convenience if permitted) for our breach; or

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect our willingness to complete our obligations under any arrangement.
As a result, a collaboration may not result in the successful development or commercialization of our product candidates. In addition, actions taken by a collaborator within its licensed territory, many of which we may not be able to control, could negatively impact our development or commercialization of the product or product candidate in the United States.
We enter into various contracts in the normal course of our business in which we indemnify the other party to the contract. In the event we must perform under these indemnification provisions, it could have a material adverse effect on our business, financial condition and results of operations.
In the normal course of business, we periodically enter into or will enter into manufacturing, distribution, wholesale, academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to our academic and other research agreements, including the Rush License Agreement, we typically indemnify the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which we have secured licenses, and from claims arising from our or our sublicensees’ exercise of rights under the agreement. With respect to collaboration agreements, we may have to indemnify our collaborators from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right owned by a third party. With respect to consultants, we indemnify them from claims arising from performance of their services in accordance with legal and contractual requirements.
If our obligations under an indemnification provision exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial condition and results of operations could be adversely affected. Similarly, if we are relying on a collaborator to indemnify us and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify us, our business, financial condition and results of operations could be adversely affected.
Risks Related to Our Commercialization of Healthcare Products
Phexxi and any other approved product may face follow-on competition sooner than anticipated.
Although FDA approved Phexxi for commercialization in the United States, it and any of our product candidates that may achieve regulatory approval, may face competition from generic products earlier or more aggressively than anticipated, depending upon how well such approved products perform in the U.S. prescription drug market. In addition to creating the 505(b)(2) NDA pathway, the Hatch-Waxman Amendments to the FDCA authorized the FDA to approve generic drugs that are the same as drugs previously approved for marketing under the NDA provisions of the statute pursuant to abbreviated new drug applications, or ANDAs. An ANDA relies on the preclinical and clinical testing conducted for a previously approved reference listed drug (RLD), and must demonstrate to the FDA that the generic drug product is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug and also that it is “bioequivalent” to the RLD. The FDA is prohibited by statute from approving an ANDA when certain marketing or data exclusivity protections apply to the RLD. If any such competitor or third party is able to demonstrate bioequivalence without infringing our patents, then this competitor or third party may then be able to introduce a competing generic product onto the market.
Phexxi is indicated for the prevention of pregnancy and has been granted three years of data exclusivity commencing on May 22, 2020. If Phexxi is designated as an RLD, this three-year exclusivity period would block FDA from approving either a subsequent ANDA or 505(b)(2) NDA that relies in whole or in part on the protected clinical data. We cannot predict the interest of potential follow-on competitors in the future Phexxi market, whether someone will attempt to invalidate our period of exclusivity or otherwise force the FDA to take other actions, or how quickly others may seek to come to market with competing products after the three-year data exclusivity period ends. Future product candidates may also receive marketing exclusivity under the FDCA after approval that may similarly be subject to challenge or uncertainty.

If the FDA approves generic versions of our products, it could negatively impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on our investments in those product candidates.
If we do not maintain or obtain protection under the Hatch-Waxman Amendments and similar legislation outside of the United States by extending the patent terms and obtaining marketing exclusivity for our product candidates, our business may be materially harmed.
Phexxi for the prevention of pregnancy and EVO100 or potential future product candidates, if any, may be eligible for limited patent term restoration under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension if, for example, we do not apply within applicable deadlines, we do not apply prior to expiration of relevant patents or if we otherwise do not satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain PTE or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our products will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.
Changes in healthcare laws and regulations may eliminate current requirements for health insurance plans to cover and reimburse FDA-cleared or FDA-approved contraceptive products without cost sharing, which could reduce demand for products such as Phexxi. Our management expects our success will be dependent on the willingness or ability of patients to pay out-of-pocket for Phexxi should they not be able to obtain third-party reimbursement or should such reimbursement be limited.
We cannot be certain that third-party reimbursement will be available for Phexxi for the prevention of pregnancy, or if reimbursement is available, the amount of any such reimbursement. While we plan to provide a financial assistance program for patients in connection with the launch of Phexxi to offset any co-pay or patient out of pocket costs, we do not know if this program will be successful in increasing market acceptance or that such program will not prove to be prohibitively costly. The ACA and subsequent regulations enacted by the U.S. Department of Health and Human Services (the DHHS) require, under certain conditions, health plans to provide coverage for women’s preventive care, including all forms of FDA-cleared or FDA-approved contraception, without imposing any cost sharing on the plan beneficiary. These regulations ensure that women who wish to use an approved form of contraception may request it from their doctors and their health insurance plan must cover all costs associated with such products, under certain conditions. Under current regulations such health plans must offer costs for at least one product per category in each of the eighteen categories identified by the FDA in its Birth Control Guide. Because Phexxi’s primary mechanism of action is unique and may not meet the criteria of any of the FDA’s approved contraception categories, we will need to seek approval from the FDA to expand its list approved contraception categories to cover our product. While our market research indicates that many payers believe that Phexxi has a unique method of action, we are not certain that the FDA will adopt this view or how quickly if at all, the FDA will modify its list approved contraception categories to include a category in which Phexxi would be classified. The addition of a new category that covers only Phexxi would enhance coverage of Phexxi by third party payers. However, the Trump administration and Congress are attempting to repeal or repeal and replace the ACA and corresponding regulations, as more fully described below, which could eliminate the requirement for health plans to cover women’s preventive care without cost sharing. Even if the ACA is not repealed, the DHHS regulations to specifically enforce the preventive health coverage mandate could be repealed or modified under the Trump Administration, which in 2017 altered the mandate to allow certain employers and insurers to opt-out of birth control coverage for religious or moral reasons. We cannot predict the timing or impact of any future rule making or changes in the law. Any repeal or elimination of the preventive care coverage rules would mean that women seeking to use prescribed forms of contraceptives may have to pay some portion of the cost for such products out-of-pocket, which could deter some women from using prescription contraceptive products, such as Phexxi, at all. We expect that healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that may be charged for Phexxi or any of our product candidates, if approved. Even if we obtain coverage for any approved products, the resulting reimbursement payment rates might not be adequate or may require co-payments that patients find unacceptably high. Patients are unlikely to use any products we may market unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of those products. As a result, we expect that our success, to some degree, will be dependent on the willingness of patients to pay out-of-pocket for Phexxi in the event that their third-party payer either does not cover and reimburse Phexxi or requires payment of a portion of Phexxi by the patient, thus increasing the patient’s overall cost to use Phexxi. This could reduce market demand for Phexxi or any future product candidates we may seek to develop, if and when they receive FDA approval, which would have a material adverse effect on our business, financial conditions, and prospects.

We may also experience pressure from payers as well as state and federal government authorities concerning certain promotional approaches that we may implement such as our co-pay program. Certain state and federal enforcement authorities and members of Congress have initiated inquiries about co-pay assistance programs.  Some state legislatures have been considering proposals that would restrict or ban co-pay coupons.  For example, legislation was recently signed into law in California that would limit the use of co-pay coupons in cases where a lower cost generic drug is available and if individual ingredients in combination therapies are available over the counter at a lower cost.  It is possible that similar legislation could be proposed and enacted in additional states.  If we are unsuccessful with our co-pay program, or we are unable to secure adequate coverage from third-party payers, we may experience financial pressure which would have a material adverse effect on our business and make it difficult to commercialize successfully.
Despite FDA-approval for Phexxi and even if we are successful in obtaining regulatory approval to market other product candidates in the United States, revenues may be adversely affected if Phexxi or any other the product does not obtain coverage and adequate reimbursement from third-party payers in the United States.
Market acceptance and sales of Phexxi or any other product candidates that we may seek to commercialize will depend in part on the extent to which reimbursement for these products will be available from third-party payers, including government health administration authorities, managed care organizations and private health insurers. Third-party payers decide which therapies they will pay for and establish reimbursement levels. Third-party payers in the United States often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a payer-by-payer basis. One payer’s determination to provide coverage for a drug does not assure that other payers will also provide coverage and adequate reimbursement for the drug. Additionally, a third-party payer’s decision to provide coverage for a therapy does not imply that an adequate reimbursement rate will be approved.
Third-party payers are increasingly challenging the prices charged for pharmaceutical and medical device products. The U.S. government and other third-party payers are increasingly limiting both coverage and the level of reimbursement for new drugs and medical devices, in addition to questioning their safety and efficacy. Coverage decisions can depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available. We may incur significant costs to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our future products, in addition to the costs required to obtain the necessary FDA marketing approvals. Third-party payer coverage may not be available to patients for Phexxi, EVO100 or any future product we may seek to commercialize. If third-party payers do not provide coverage and adequate reimbursement for Phexxi, EVO100 or our other product candidates, if approved, healthcare providers may not prescribe them or patients may ask their healthcare providers to prescribe competing products with more favorable reimbursement.
Managed care organizations and other private insurers frequently adopt their own payment or reimbursement reductions. Consolidation among managed care organizations has increased the negotiating power of these entities. Third-party payers increasingly employ formularies to control costs by negotiating discounted prices in exchange for formulary inclusion. Failure to obtain timely or adequate pricing or formulary placement for Phexxi, EVO100 or any future product we may seek to commercialize, or obtaining such pricing or placement at unfavorable pricing levels, could materially adversely affect our business, financial conditions, results of operations and prospects.
The pharmaceutical and medical device industries are highly regulated and subject to various fraud and abuse, data privacy, transparency, and other healthcare laws, including, without limitation, the U.S. Federal Anti-Kickback Statute, the U.S. Federal False Claims Act and the FCPA.
Healthcare providers and third-party payers play a primary role in the recommendation and prescription of drug products and medical devices that are granted marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, third-party payers, customers and other organizations may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations in the United States. These regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. The laws that may affect our ability to operate include, among others:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by private individuals through civil whistleblower or qui tams actions, and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payers that are false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) which, among other things, created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), and their implementing regulations, which imposes certain requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information;

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the Physician Payments Sunshine Act, enacted as part of the ACA, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services (CMS) information related to payments and other transfers of value to physicians, as defined by such law, and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members; and

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foreign and state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payer, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require product manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

The scope and enforcement of these laws and regulations is uncertain and subject to rapid change. Regulatory authorities might challenge our current or future activities under these laws. Any such challenge could have a material adverse effect on our reputation, business, results of operations and financial condition. These risks may be increased where there are evolving interpretations of applicable regulatory requirements, such as those applicable to manufacturer co-pay programs.  Pharmaceutical manufacturer co-pay programs, including pharmaceutical manufacturer donations to patient assistance programs offered by charitable foundations, are the subject of ongoing litigation, enforcement actions and settlements (involving other manufacturers and to which we are not a party) and evolving interpretations of applicable regulatory requirements and certain state laws, and any change in the regulatory or enforcement environment regarding such programs could impact our ability to offer such programs.   In addition, efforts to ensure that our business arrangements with third parties will comply with these laws will involve substantial costs. Any investigation of us or the third parties with whom we contract, regardless of the outcome, would be costly and time consuming. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, monetary fines, imprisonment, disgorgement of profits, possible exclusion and debarment from participation in Medicare, Medicaid and other federal healthcare programs, debarment under the FDCA, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations.
Healthcare legislative reform measures may have a negative impact on our business and results of operations.
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.
Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the

United States, the pharmaceutical industry has been a focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, Congress passed the ACA, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the United States pharmaceutical industry.
There remain judicial and Congressional challenges to certain aspects of the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017 repealed the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. In addition, CMS published a final rule that would give states greater flexibility, effective January 1, 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. We continue to evaluate the potential impact of the ACA and its possible repeal or replacement on our business.
On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall. It is unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA and our business. The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of our customers, which may in turn negatively impact our product sales. If there are not adequate reimbursement levels, our business and results of operations could be adversely affected. Similarly, there are a number of state and local legislative and regulatory efforts related to drug pricing, including drug price transparency laws that apply to pharmaceutical manufacturers, which may have an impact on our business.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional Congressional action is taken. However, the Medicare sequester reductions under the Budget Control Act of 2011 will be suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
In addition, the Drug Supply Chain Security Act enacted in 2013 imposed obligations on manufacturers of pharmaceutical products related to product tracking and tracing. More recently, on December 20, 2019, President Trump signed the Further Consolidated Appropriations Act for 2020 into law (P.L. 116-94) that includes a piece of bipartisan legislation called the Creating and Restoring Equal Access to Equivalent Samples Act of 2019 or the “CREATES Act.” The CREATES Act aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic and biosimilar product developers access to samples of brand products. The CREATES Act establishes a private cause of action that permits a generic or biosimilar product developer to sue the brand manufacturer to compel it to furnish the necessary samples on “commercially reasonable, market-based terms.” Whether and how generic and biosimilar product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on our future commercial products are unknown. Other legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are unsure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, or whether such changes will have any impact on our business.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices considering the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.
At the federal level, the Trump administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases.  Further, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The DHHS, or HHS, has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. While some of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.
Current and future healthcare legislation could have a significant impact on our business. There is uncertainty with respect to the impact these changes, if any, may have, and any changes likely will take time to unfold. In addition, it is possible that additional governmental action is taken to address the COVID-19 pandemic. For example, on April 18, 2020, CMS announced that qualified health plan issuers under the ACA may suspend activities related to the collection and reporting of quality data that would have otherwise been reported between May and June 2020 given the challenges healthcare providers are facing responding to the COVID-19 virus. Any additional federal or state healthcare reform measures could limit the amounts that third-party payers will pay for healthcare products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability.
We may be subject to numerous and varying privacy and security laws, and our failure to comply could result in penalties and reputational damage.
We and our third-party service providers are subject to laws and regulations covering data privacy and the protection of personal information including health information. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues which may affect our business. In the United States, we and our third-party service providers may be subject to state security breach notification laws, state health information privacy laws and federal and state consumer protections laws which impose requirements for the collection, use, disclosure and transmission of personal information. Each of these laws are subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our third-party service providers. In particular, our Phexxi Concierge Experience and our online, digital and media marketing strategies will need to be designed and implemented to comply with these laws and regulations. If we fail to comply with applicable laws and regulations we could be subject to penalties or sanctions, including criminal penalties if we knowingly obtain individually identifiable health information from a covered entity in a manner that is not authorized or permitted by HIPAA or for aiding and abetting the violation of HIPAA.
In particular, California has implemented the California Confidentiality of Medical Information Act that imposes restrictive requirements regulating the use and disclosure of health information and other personally identifiable information, and California has recently adopted the California Consumer Privacy Act of 2018 (the CCPA) which will come into effect beginning in January 2020. The CCPA mirrors a number of the key provisions of the EU General Data Protection Regulation (GDPR) described below. The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches.
Numerous other countries have, or are developing, laws governing the collection, use and transmission of personal information as well. EU member states and other jurisdictions have adopted data protection laws and regulations, which impose significant compliance obligations.
Effective May 25, 2018, the European Union implemented the GDPR which is a broad data protection framework that expanded the scope of EU data protection law to non-EU entities that process, or control the processing of, the personal information of EU subjects, including clinical trial data. The GDPR allows for the imposition of fines and/or corrective action on entities that improperly use or disclose the personal information of EU subjects, including through a data security breach. Accordingly, data security breaches experienced by us, our collaborators or contractors could lead to significant fines, required corrective action, loss of trade secrets or other intellectual property, or could lead to the public exposure of personally identifiable information (including sensitive personal information) of our employees, collaborators, clinical trial patients, and others. The GDPR imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, the security and confidentiality of the personal data, data breach notification and the use of third-party processors in connection with the processing of personal data. The GDPR also imposes strict rules on the transfer of personal data out of the EU to the United States and provides an enforcement authority to impose large penalties for noncompliance, including the potential for fines of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.
Our business may be adversely affected by unfavorable macroeconomic conditions, including the COVID-19 pandemic.
Various macroeconomic factors could adversely affect our business, our results of operations and our financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from political instability (including workforce uncertainty), trade disputes between nations and the current and future conditions in the global financial markets. For example, if inflation or other factors were to significantly increase our business costs, we may be unable to pass through price increases to patients. The cost of importing similar products from foreign markets may affect our sales in any domestic market.
Interest rates and the ability to access credit markets could also adversely affect the ability of patients, payers and distributors to purchase, pay for and effectively distribute our product if, and when approved. Similarly, these macroeconomic factors could affect the ability of our current or potential future third-party manufacturers, sole source or single source suppliers, licensors or licensees to remain in business, or otherwise manufacture or supply our product candidate. Failure by any of them to remain in business could affect our ability to manufacture Phexxi, EVO100 or any of our future product candidates.
The COVID-19 pandemic may continue to affect the macroeconomic factors and the credit markets in a manner that is detrimental to our business. For example, the pandemic has materially impacted our planned Phexxi launch. See the risk factor entitled “Our updated commercial launch strategy in light of the COVID-19 pandemic is unproven and if it is not successful, will harm our ability to sell product and business”. Moreover, some physician offices appear to be negatively impacted by restrictions on elective procedures and office visits related to the pandemic. To the extent physician offices close or visits are reduced, patients could be less likely to be prescribed Phexxi. Even with our planned telehealth efforts through efforts such as the Phexxi Concierge Experience, we may not be able to effectively commercialize Phexxi for the prevention of pregnancy as a result of our reduced salesforce, any reduction in physician officer visits and other circumstances related to the COVID-19 pandemic. The pandemic may continue to adversely affect us and our business in manner we may be unable to reliably predict or quantify.
Risks Related to Our Business Operations
As we mature and expand our sales and marketing infrastructure, we will need to expand the size of our organization. If we experience difficulties in managing this growth or are unable to attract and retain management and other key personnel, we may be unable to successfully commercialize our products, develop any product candidates or otherwise implement our business plan.
As of April 30, 2020, we had a total of 68 employees, all of which are full-time employees, and used third-party consultants to assist with research and development activities, including regulatory filings and clinical trial operations and support, sales and marketing research and programs, as well as general and administrative activities. As our development and commercialization plans and strategies develop, we expect that we will expand the size of our employee base for managerial, operational, sales, marketing, financial, regulatory affairs and other resources. In particular, we plan to hire an initial salesforce of approximately 50 to 60 personnel to support our initial commercial launch of Phexxi and, if successful, hire additional sales and marketing personnel in the future. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, management may have to divert a disproportionate amount of its attention away from day-to-day activities and devote a substantial amount of time to managing these growth activities, which would lead to disruptions in our operations. We cannot provide assurance that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all the objectives that we otherwise would seek to accomplish, or that our staffing levels may turn out to be too robust for our actual business activity.
Our ability to compete in the highly competitive pharmaceutical industry depends upon our ability to attract and retain highly qualified managerial and key personnel. We are highly dependent on our senior management, and the loss of the services of any members of our senior management team could impede, delay or prevent the development and commercialization of our product candidates, hurt our ability to raise additional funds and negatively impact our ability to implement our business plan. If we lose the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and our business could be harmed as a result. We do not maintain “key man” insurance policies on the lives of these individuals.
We might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, medical device, biopharmaceutical and other businesses, particularly in the San Diego area where we are headquartered. As a result, we may be required to expend significant financial resources in our employee recruitment and retention efforts, including the grant of significant equity incentive awards which would be dilutive to stockholders. Many of the other companies within the contraceptive industry with whom we compete for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Further, our recruiting efforts may be hindered by the COVID-19 pandemic, as qualified potential employees may be more reluctant to change positions or to work for a company with a limited operating history due to the uncertainly surrounding the pandemic. Logistics for hiring during the pandemic may also be impaired as business travel and in person meetings typical of interview process have been and may continue to be limited for the duration of, and even for a period of time potentially following, the pandemic. If we are not able to attract and retain the necessary personnel to accomplish our business objectives or if we are not able to effectively manage any future growth, we may experience constraints that will harm our ability to implement our business strategy and achieve our business objectives.
Our current or future employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards.
We may become exposed to the risk of employees, independent contractors, principal investigators, consultants, suppliers, commercial partners or vendors engaging in fraud or other misconduct. Misconduct by employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors could include intentional conduct such as failures: (i) to comply with FDA or other regulators’ regulations; (ii) to provide accurate information to such regulators; or (iii) to comply with manufacturing standards established by us and/or required by law. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws, regulations and industry guidance intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by current or future employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory or civil sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending or asserting our rights, those actions could have a significant adverse impact on our business and we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, monetary fines, individual imprisonment, disgorgement of profits, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations.

We may be vulnerable to disruption, damage and financial obligations as a result of information technology system failures, security breaches, loss of data or other disruptions that could compromise our proprietary information or other sensitive information.
Despite the implementation of security measures and internal policies and controls, any of the internal computer systems belonging to us or our third-party service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, malicious attack, and telecommunication and electrical failure. Any system failure, accident, security breach or data breach that causes interruptions in our own or in third-party service vendors’ operations could result in a material disruption of our product development programs. For example, the loss of clinical study data from future clinical trials could result in delays in our or our partners’ regulatory approval efforts and significantly increase our costs to recover or reproduce the lost data. Further, our information technology and other internal infrastructure systems, including firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure, which could disrupt our operations. In addition, our launch of Phexxi is partially reliant on the use of the Phexxi Concierge Experience and our other planned digital or media marketing strategies. We are in turn reliant on third parties and limited internal resources to ensure the Phexxi Concierge Experience and these other digital and marketing resources function appropriately. Our commercial launch of Phexxi may be adversely effected to the extent the Phexxi Concierge Experience and our other online marketing resources do not work properly or are disrupted. To the extent any disruption or security breach results in a loss or damage to our data or applications, sensitive information or inappropriate disclosure of confidential or proprietary information, we may incur resulting liability and reputation damage, our product development programs and competitive position may be adversely affected and the further development of our products may be delayed. Furthermore, we may incur additional costs to remedy the damage caused by these disruptions or security breaches.
We expect to continue to incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.
As a public company, we incur and expect to continue to incur additional significant legal, accounting and other expenses in relation to our status as a public reporting company. We expect that these expenses will further increase after we are no longer an emerging growth company. We may need to hire additional accounting, finance and other personnel in connection with our continuing efforts to comply with the requirements of being a public company, and our management and other personnel will need to continue to devote a substantial amount of time towards maintaining compliance with these requirements. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
While we remain a smaller reporting company and have revenues of less than $100 million per year, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If and when we are required to achieve compliance with regulatory auditor attestation report requirements within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. If we identify one or more material weaknesses, this could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
Any inability to attract and retain qualified key management personnel would impair our ability to implement our business plan.
Our success largely depends on the continued service of key management, advisors and other specialized personnel, including Saundra Pelletier, our Chief Executive Officer, Justin J. File, our Chief Financial Officer, Kelly Culwell, M.D., our Chief Medical Officer and Russell Barrans, our Chief Commercial Officer who are all employed at will and for whom we do not have “key man” insurance coverage. The loss of one or more members of our management team or other key employees or advisors could delay our commercialization efforts and research and development programs and could also have a material and adverse effect on our business, financial condition, results of operations and prospects. Our future success will depend in large part on our continued ability to attract and retain other highly qualified management personnel, as well as personnel with expertise in women’s healthcare, drug development, governmental regulation and commercialization. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations (many of whom have substantially greater financial resources than us), and we might not be able to attract or retain these key employees on conditions that are economically acceptable. As noted above, our recruiting efforts may be hindered in connection with the COVID-19 pandemic. Our inability to attract and retain these key employees could prevent us from achieving our objectives and implementing our business strategy, which could have a material adverse effect on our business and prospects.
We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the FCPA, the U.S. domestic bribery statute contained in 18 United States C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.
Risks Related to Our Common Stock
We expect the price of our common stock may be volatile and may fluctuate substantially.
The stock market in general and the market for biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to companies operating performance, especially during the COVID-19 pandemic. The market price for our common stock may be influenced by many factors, including:

•	the results of our efforts to commercialize Phexxi or any other approved products;

•	failure or discontinuation of any of our research programs, including EVO100;

•	the results of our efforts to discover, develop, acquire or in-license product candidates or products, if any;

•	actual or anticipated results from, and any delays in, any future clinical trials, as well as results of regulatory reviews relating to the approval of any product candidates we may choose to develop;

•	the level of expenses related to any product candidates that we may choose to develop or clinical development programs we may choose to pursue;

•	commencement or termination of any collaboration or licensing arrangement;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technology;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures and capital commitments;

•	additions or departures of key scientific or management personnel;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	new products, product candidates or new uses for existing products introduced or announced by our competitors, and the timing of these introductions or announcements;

•	results of clinical trials of product candidates of our competitors;

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general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies, wars, terrorism and political unrest, outbreak of disease (e.g., the COVID-19 pandemic), boycotts and other business restrictions;

•	regulatory or legal developments in the United States and other countries;

•	changes in the structure of healthcare payment systems;

•	conditions or trends in the biotechnology and biopharmaceutical industries;

•	actual or anticipated changes in earnings estimates, development timelines or recommendations by securities analysts;

•	announcement or expectation of additional financing efforts;

•	sales of common stock by us or our stockholders in the future, as well as the overall trading volume of our common stock;

•	stockholder activism;

•	any stockholder derivative actions; and

•	other factors described in this “Risk Factors” section.
In the past, following periods of volatility in companies’ stock prices, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.
One of our stockholders owns a significant percentage of our issued and outstanding common stock and will be able to exercise significant influence over matters submitted to stockholders for approval.
As of April 30, 2020, funds affiliated with or discretionarily managed by Invesco Ltd., held approximately 23.8% of our outstanding common stock. If Invesco were to exercise all of the warrants to purchase our common stock held by its affiliated funds, then its ownership percentages would be 24.9% of our outstanding common stock. This concentration of voting power could delay or prevent an acquisition on terms that other stockholders may desire.
In addition, and per the terms of our amended and restated certificate of incorporation, we are not subject to or governed by Section 203 of the Delaware General Corporation Law (the DGCL), which prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” and we are able to enter into transactions with our principal stockholders. A concentration of ownership may have the effect of delaying, preventing or deterring a change of control of a company, could deprive its stockholders of an opportunity to receive a premium for their common stock as part of a sale of a company and may materially adversely affect the market price of its common stock.
A significant portion of our total outstanding shares of common stock may be sold into the public market at any point, which could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Outstanding shares of our common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act of 1933, as amended (the Securities Act) or to the extent such shares have already been registered under the Securities Act and are held by non-affiliates.
As of May 15, 2020, there were 8,344,810 shares of our common stock subject to outstanding options, which have been registered on registration statements on Form S-8.  Shares registered on a Form S-8 can be freely sold in the public market upon exercise, except to the extent they will be held by our affiliates, in which case such shares will become eligible for sale in the public market as permitted by Rule 144 under the Securities Act.  Furthermore, as of May 15, 2020, there were 8,377,127 shares subject to outstanding warrants to purchase our common stock, of which 849,056 were registered pursuant to a Registration Statement on Form S-1 (No.  333-224958), which became effective on May 21, 2018, 1,666,667 were registered pursuant to a Registration Statement on Form S-3 (No.  333-231126), which became effective on May 7, 2019, 2,777,779 were registered pursuant to a Registration Statement on Form S-3 (No.  333-232303), which became effective on July 2, 2019, and 3,073,770 were issued in connection with the Securities Purchase and Security Agreement entered into with certain investors on

April 23, 2020, assuming an exercise price of $2.44 on the initial closing date of April 24, 2020.  Moreover, holders of 15,026,968 shares of our common stock, subject to conditions, may require us to file registration statements covering the resale of these shares or to include these shares in registration statements that we may file.  In connection with these obligations, we filed a Registration Statement on Form S-3 (No.  333-223731) which became effective on April 3, 2018.

In November 2019, the Company entered into an equity distribution agreement with Piper Sandler & Co. (Piper Sandler), pursuant to which the Company may offer and sell shares of its common stock in at the market offerings (as defined in Rule 415 of the Securities Act) having an aggregate offering price up to $50 million in gross proceeds from time to time through Piper Sandler acting as sales agent. During the year ended December 31, 2019 and for the quarter ended March 31, 2020, we received proceeds of approximately $3.3 million (including $3.0 million in cash and cash equivalents and $0.3 million in other receivables), net of commissions, from the sale of 515,019 shares of our common stock and proceeds of approximately $1.1 million, net of commissions, from the sale of 202,098 shares of our common stock.
Regarding our April 2020 Private Placement, the issuance of the Securities up to the Maximum Amount would result in a significant increase in the number of shares of our common stock outstanding, and, as a result, if the Notes are converted and/or the Warrants are exercised, our current stockholders will own a smaller percentage of outstanding shares of our common stock. Future issuances of securities in connection with the April 2020 Private Placement, up to the Maximum Amount, may cause additional reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of our common stock issued to the Note Purchasers upon conversion of the Notes or exercise of the Warrants could cause the market price of our common stock to decline. In addition to the foregoing, the increase in the number of issued shares of our common stock that may be issued upon conversion of the Notes or exercise of the Warrants may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.
On May 21, 2020 PDL Biopharma completed a distribution of 13,333,334 shares of common stock which represented approximately 26.7% of the outstanding shares of our common stock on the distribution date. Except to the extent these shares may be held or acquired by persons or entities affiliated with us, these shares are freely tradeable and future sales of these distributed shares, and other shares referenced in the preceding paragraphs, could exert downward pressure on the price of our common stock.
We are a “smaller reporting company”, and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.
We are a “smaller reporting company” under SEC regulations. For so long as we remain a smaller reporting company, we will be permitted to and intend to rely on exemptions from certain disclosure requirements applicable to other public companies that are not smaller reporting companies. These exemptions include:

•
for so long as we remain a smaller reporting company with revenues of less than $100 million per year, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting; and

•	reduced disclosure obligations regarding executive compensation.
We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock price may be more volatile.
We do not anticipate paying any cash dividends on our capital stock in the foreseeable future; capital appreciation, if any, will be your sole source of gain as a holder of our common stock.
We have never declared or paid cash dividends on shares of our common stock. We currently plan to retain all our future earnings, if any, and any cash received through future financings to finance the growth and development of our business. Accordingly, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders for the foreseeable future.

Provisions in our amended and restated certificate of incorporation, our bylaws or Delaware law might discourage, delay or prevent a change in control of the Company or changes in our management and, therefore, depress the trading price of our common stock.
Provisions in our amended and restated certificate of incorporation, our bylaws or Delaware law may discourage, delay or prevent a merger, acquisition or other change in control stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions could also limit the price investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions might frustrate or prevent any attempts by our stockholders to replace or remove the current management by making it more difficult for our stockholders to replace members of our board of directors. These provisions include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	prohibiting our stockholders from calling a special meeting of stockholders or acting by written consent other than unanimous written consent;

•
permitting our board of directors to issue additional shares of our preferred stock, with such rights, preferences and privileges as they may designate, including the right to approve an acquisition or other changes in control;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	providing that our directors may be removed only for cause;

•	providing that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•
requiring the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our amended and restated certificate of incorporation and amended and restated bylaws provides that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered with our directors and officers provide that:

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We will indemnify our directors and officers for serving us in those capacities, or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

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We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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We will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification.

•
The rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.
If securities analysts cease publishing research or reports about our business, or if they publish negative evaluations of our common stock, the price of our common stock could decline.
The trading market for our common stock relies in part on the research and reports industry or financial analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts covering our business downgrade their evaluations of our common stock, the price of our common stock could decline. In addition, if one or more of these analysts cease coverage or cease regularly publishing reports on our business, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.
Anti-takeover provisions in our stockholder rights plan could make a third-party acquisition of us difficult.
We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. Specifically, the rights issued under the stockholder rights plan could cause significant dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. The rights plan is not intended to prevent a takeover, and we believe it will enable all our stockholders to realize the full potential value of their investment in the Company and protect the Company and its stockholders from efforts to obtain control of the Company that are inconsistent with the best interests of the Company and its stockholders. The rights under the plan will expire on March 24, 2021, subject to a possible earlier expiration to the extent provided in the stockholder rights plan, unless extended.
Our business could be negatively affected as a result of the actions of activist stockholders.

One of our stockholders has expressed opposition to our financing strategy, including our recently announced public offering, and certain aspects of our corporate governance and strategy, and it is possible that other stockholders hold similar views. It is also possible that one or more of our stockholders may publicly voice opposition to our financing strategy and/or certain aspects of our corporate governance and strategy, or undertake a proxy contest to reconstitute our board. Proxy contests have been waged against many companies in the biopharmaceutical industry over the last several years. If faced with a proxy contest or other type of stockholder activism, we may not be able to respond successfully to the contest or other type of activism which would be disruptive to our business. Even if we are successful, our reputation and/or business could be adversely affected by a proxy contest or other form of stockholder activism because:

•	responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, disrupting operations and diverting the attention of management and employees;

•
perceived uncertainties as to our company and future strategic direction may result in the loss of potential financing, acquisitions, collaboration, in-licensing or other business opportunities, and may make it more difficult to attract and retain qualified personnel and business partners; and

•
if individuals are elected to our board of directors with a specific agenda, it may adversely affect our ability to effectively and timely implement our strategic plan and create additional value for our stockholders.

Any or all of these activities could cause our stock price to decline or experience periods of volatility, and could be particularly problematic as our company seeks to transition to a commercial enterprise in a challenging environment.

We may become a defendant in one or more stockholder derivative or class-action litigations, and any such future lawsuit may adversely affect our business, financial condition, results of operations and cash flows.

We and certain of our officers and directors may become defendants in one or more future stockholder derivative actions or other class-action lawsuits. These lawsuits would divert our management’s attention and resources from our ordinary business operations, and we would likely incur significant expenses associated with their defense (including, without limitation, substantial attorneys’ fees and other fees of professional advisors and potential obligations to indemnify current and former officers and directors who are or may become parties to such actions). If these lawsuits do arise, we may be required to pay material damages, consent to injunctions on future conduct and/or suffer other penalties, remedies or sanctions. In addition, any such future stockholder lawsuits could adversely impact our reputation, our ability to continue to develop EVO100 and/or to launch and commercialize Phexxi, thereby harming our ability to generate revenue. Accordingly, the ultimate resolution of these matters could have a material adverse effect on our business, financial condition, results of operation and cash flow and, consequently, could negatively impact the trading price of our common stock.